EXHIBIT 10.2
AGREEMENT AND PLAN OF MERGER
DATED AS OF APRIL 28, 2006
BY AND AMONG
EOC ACQUISITION, LLC,
ALON USA ENERGY, INC.,
EDGINGTON OIL COMPANY
AND
APEX OIL COMPANY, INC.

TABLE OF CONTENTS

ARTICLE 1 MERGER	1
1.1 Merger	1
1.2 Excluded Assets	3
ARTICLE 2 ASSUMPTION OF LIABILITIES	4
2.1 No Assumption of Liabilities	4
2.2 Retained Liabilities	4
ARTICLE 3 CONVERSION OF SHARES	5
3.1 Effect on Common Stock	5
3.2 Merger Consideration	6
3.3 Estimated Inventory Value Documentation	6
3.4 Inventory Adjustment	6
ARTICLE 4 THE CLOSING	7
4.1 Date of Closing	7
4.2 Effective Time	7
4.3 Managers; Officers	7
ARTICLE 5 REPRESENTATIONS AND WARRANTIES	8
5.1 Representations and Warranties of Seller	8
5.2 Representations and Warranties of Alon and Purchaser	22
ARTICLE 6 PRE-CLOSING COVENANTS	23
6.1 Access to Information	23
6.2 Conduct of Business	23
6.3 OMITTED	25
6.4 Notification	25
6.5 Cooperation	25
6.6 No Inconsistent Action	25
6.7 Satisfaction of Conditions	25
6.8 Injunctions	25
6.9 Filings and Consents	26
6.10 Confidentiality	27
6.11 Publicity	28
6.12 Title Commitments	28
6.13 Acquisition Proposals	29

i

6.14 Licenses and Permits	29
6.15 Environmental Insurance	30
6.16 Remediation Costs	30
6.17 Paribas Payoff	30
6.18 Termination of Participation in Employee Plans	31
ARTICLE 7 CONDITIONS TO THE MERGER	31
7.1 Conditions Precedent to Obligations of Purchaser	31
7.2 Conditions Precedent to Obligations of Seller	32
ARTICLE 8 DOCUMENTS TO BE DELIVERED AT THE CLOSING	33
8.1 Documents to be Delivered by Seller	33
8.2 Documents to be Delivered by Purchaser	33
ARTICLE 9 POST-CLOSING COVENANTS	34
9.1 Employees and Non-Solicitation	34
9.2 Discharge of Business Obligations	34
9.3 Maintenance of Books and Records	35
9.4 Payments Received	35
9.5 Use of Name	35
9.6 Confidentiality	36
9.7 Post-Closing Notifications	36
9.8 Certain Tax Matters	36
9.9 Insurance	37
9.10 Seller Guaranties	38
9.11 Excluded Inventory	38
ARTICLE 10 SURVIVAL AND INDEMNIFICATION	38
10.1 Survival of Representations, Warranties and Covenants	38
10.2 Limitations on Liability	39
10.3 Indemnification	39
10.4 Defense of Claims	40
10.5 Claims Related to Title	41
ARTICLE 11 TERMINATION	42
11.1 Termination	42
11.2 Effect of Termination	42
ARTICLE 12 Definitions	43

12.1 Definition of Certain Terms	43
ARTICLE 13 MISCELLANEOUS PROVISIONS	50
13.1 Specific Performance	50
13.2 Notices	50
13.3 Expenses	51
13.4 Successors and Assigns	51
13.5 Amendment; Waiver	51
13.6 Entire Agreement	52
13.7 Rights of the Parties	52
13.8 Brokers	52
13.9 Further Assurances	52
13.10 Governing Law	52
13.11 Severability	52
13.12 Execution in Counterparts	53
13.13 Titles and Headings	53
13.14 Passage of Title and Risk of Loss	53
13.15 Interpretive Matters	53
13.16 No Recourse	53
13.17 Guaranty	53
13.18 Waiver of Punitive and Other Damages and Jury Trial	53

Schedule 1.1.1	Assigned Contracts
Schedule 1.1.5	Intellectual Property
Schedule 1.1.6(a)	Owned Real Property
Schedule 1.1.6(b)	Real Property Leases
Schedule 1.1.6(c)	Pipeline Easements
Schedule 1.1.7	Permits
Schedule 1.2.7	Other Excluded Assets
Schedule 3.3	Inventory Methodology
Schedule 6.2	Conduct of Business Prior to Closing
Schedule 6.17	BNP Paribas Indebtedness
Schedule 9.1	Offers of Employment
Schedule 9.10	Seller Guarantees

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Assumption Agreement

EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of the 28th day of April, 2006, by and among APEX OIL COMPANY, INC., a Missouri corporation (“Seller”), EDGINGTON OIL COMPANY, a Missouri corporation and wholly owned subsidiary of Seller (“Edgington”), EOC ACQUISITION, LLC, a Delaware limited liability company (“Purchaser”), and ALON USA ENERGY, INC., a Delaware corporation (“Alon”). Capitalized terms used herein are defined in Article 12.
RECITALS:
     A. It is the intention of the parties that Edgington shall merge with and into Purchaser, with Purchaser being the surviving entity;
     B. Seller owns all the issued and outstanding shares of common stock, par value $1.00 per share, of Edgington (the “Shares”).
     C. Edgington presently conducts the business (the “Business”) of acquiring and refining petroleum feedstocks and marketing petroleum products, including naptha, jet fuel, diesel fuel, VGO / gas oil, roofing and paving asphalt and fuel oil (the “Products”); and
     D. The parties desire to effect the Merger, and thereby cause Purchaser to acquire through merger the assets, rights and properties of Edgington used or held for use in the operation of the Business, provided that, in connection with the Merger, Seller is willing to assume certain obligations and liabilities of Edgington, all on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
MERGER
     1.1 Merger. On the terms and subject to the conditions hereof and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the General and Business Corporation Law of Missouri (the “GBCLM”), Edgington shall be merged with and into Purchaser (the “Merger”) at the Effective Time. At the Effective Time, the separate existence of Edgington shall cease, and Purchaser shall continue to exist as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA and GBCLM. At the Effective Time, Purchaser will acquire as a result of the Merger, but subject to Section 1.2, all rights, properties and assets of Edgington used or held for use in connection with the Business, wherever located (collectively, the “Assets”), free and clear of all Liens, except Permitted Liens, including all of Edgington’s right, title and interest in and to the rights, properties and assets described in this Section 1.1:
          1.1.1 Contract Rights. All rights and incidents of interest as of the Closing in and to all leases, agreements and other contracts and legally binding contractual rights and obligations relating to the Business (collectively, “Contracts”), including such of the foregoing as are described on Schedule 1.1.1;
          1.1.2 Inventories and Stores and Supplies. All raw materials, feedstocks, components, work-in-process, finished and refined products, stores and supplies, spare parts and samples, but excluding naphtha, distillate and VGO/gas oil (collectively, “Inventories”), wherever located;
          1.1.3 Tangible Personal Property. All machinery and equipment, engines, pipes, pipelines, valves, valve boxes, tanks, pumps, fittings, tools, spare and maintenance parts, furniture, vehicles and all other tangible personal property, wherever located, but excluding the tangible personal property not primarily related to the Business located at Seller’s executive offices located at 8235 Forsyth Blvd., Clayton, Missouri 63105 (collectively, the “Tangible Personal Property”);
          1.1.4 Manufacturers’ and Vendors’ Warranties. All rights under manufacturers’ and vendors’ warranties relating to items included in the Assets and all similar rights against third parties relating to items included in the Assets;
          1.1.5 Intellectual Property. All right, title and interest in and to all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications owned or used by Edgington in the operation of the Business and all trade secrets, technical knowledge, know-how and other confidential proprietary information and related ownership, use and other rights of Edgington, including those listed or described on Schedule 1.1.5, but excluding the software licenses not primarily related to the Business located at Seller’s executive offices located at 8235 Forsyth Blvd., Clayton, Missouri 63105 (collectively, the “Intellectual Property”);
          1.1.6 Real Property. (a) The real property owned in fee by Edgington and listed and described on Schedule 1.1.6(a), together with all easements, rights of way and other appurtenants thereunto and all buildings, structures, fixtures and improvements located thereon (the “Owned Real Property”); (b) the rights and incidents of interests of Edgington in and to all real property leases (the “Real Property Leases”) relating to the operations of the Business, including but not limited to those listed or described on Schedule 1.1.6(b), and all of Edgington’s rights as of the Closing in all of the structures, fixtures and improvements located thereon (the “Leased Real Property”); and (c) all easements, rights of way, property use agreements, line rights and real property licenses and permits relating to the Owned Real Property and the Leased Real Property as described on Schedule 1.1.6(c) together with any buildings, structures, fixtures and improvements located thereon (the “Pipeline Easements” and, together with the Owned Real Property and the Leased Real Property, the “Real Property”);
          1.1.7 Governmental Licenses, Permits and Approvals. All rights and incidents of interest of Edgington in and to all licenses, permits, authorizations and approvals (collectively, “Permits”) issued to Edgington by any Governmental Entity, including such of the foregoing as are listed in Schedule 1.1.7;

          1.1.8 Books and Records. All the books and records of Edgington, including all books and records relating to employees, the purchase of materials, supplies and services, financial, accounting and operations matters, product engineering, research and development, manufacture and sale of products and all customer and vendor lists relating to the operation of the Business and all files and documents (including credit information) relating to customers and vendors of the Business (other than, subject to Section 1.1.9, any of the foregoing located at Seller’s executive offices located at 8235 Forsyth Blvd., Clayton, Missouri 63105 and which is not readily divisible from Seller’s books and records unrelated to Edgington);
          1.1.9 Corporate Documents. Edgington’s corporate seal, minute books, charter documents and corporate stock record books;
          1.1.10 Edgington’s Name. All Edgington’s rights to the name “Edgington Oil Company;”
          1.1.11 Prepaid Items. All prepaid items, costs and fees; and
          1.1.12 Miscellaneous Assets. Except for Excluded Assets, such other rights, properties and assets owned by Edgington, wherever located, that are reflected on the Balance Sheet or were acquired subsequent to the Balance Sheet Date.
     1.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the “Excluded Assets”) will not be included in the Assets and, on or prior to the Closing Date, Seller will cause Edgington to distribute the Excluded Assets (other than those described in Sections 1.2.3, 1.2.4 and 1.2.5) to Seller by way of dividend distribution:
          1.2.1 Cash. All cash and cash equivalents in transit, on hand and/or in bank;
          1.2.2 Accounts Receivable. All accounts receivable and any notes receivable, including amounts due from Affiliates, arising out of the operation of the Business prior to the Closing;
          1.2.3 Ordinary Course of Business Dispositions. All of the Inventories and Tangible Personal Property which have been transferred or consumed by Edgington prior to the Closing in the ordinary course of the conduct of the Business consistent with past practice;
          1.2.4 Contracts Terminated in the Ordinary Course of Business. All Contracts that have terminated or expired prior to the Closing in the ordinary course of the conduct of the Business consistent with past practice and as permitted hereunder;
          1.2.5 Apex 401(k) Plan. The Apex 401(k) Plan;
          1.2.6 Insurance Policies. Subject to Section 9.9, Edgington’s rights under any policies of insurance purchased by Seller or any of its Affiliates (other than Edgington), or any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto; and

          1.2.7 Other Excluded Assets. Any right, property or asset which is described on Schedule 1.2.7.
The Excluded Assets to be distributed to Seller pursuant to this Section 1.2 will be distributed “as is, where is,” without any express or implied warranties of any kind, including as to fitness, merchantability, or being fit for any particular purpose, and in their present condition and state of repair, with all existing faults, limitations and defects.
ARTICLE 2
ASSUMPTION OF LIABILITIES
     2.1 No Assumption of Liabilities. Except as otherwise specifically set forth in this Agreement, as between Purchaser and Seller, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge and perform, any Liability of Edgington, whether primary or secondary, direct or indirect.
     2.2 Retained Liabilities. As of the Closing, Seller will assume and agree to pay, satisfy, discharge and perform in accordance with the terms thereof, those Liabilities set forth below (such Liabilities to be assumed by Seller being referred to herein as the “Retained Liabilities”):
          (a) all Liabilities of Edgington (including any Liabilities in respect of which Edgington may be liable jointly and severally with Seller or any Affiliate of Seller) which relate to any of the Excluded Assets;
          (b) all Liabilities of Edgington (including any Liabilities in respect of which Edgington may be liable jointly and severally with Seller of any Affiliate or Seller) relating to Taxes with respect to the Business, or otherwise, for all periods, or portions thereof, prior to the Closing Date;
          (c) all liabilities of Edgington relating to Taxes arising under Treasury Regulation Section 1.1502-6 or any similar provision of state or local law or arising out of Edgington’s inclusion in any affiliated, consolidated, combined or unitary group for tax purposes;
          (d) all Liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by Edgington prior to Closing or in connection with, resulting from or attributable to the transactions contemplated by this Agreement;
          (e) all Liabilities for accounts payable arising out of the operation of the Business prior to Closing, including amounts due to Affiliates, amounts payable (or required contributions) with respect to the acquisition of an equity interest in Huntington E-P Pipeline Company, LLC (“Huntington”) and amounts payable with respect to Edgington’s portion of operating and maintenance costs and expenses with respect to Huntington arising prior to the Closing;
          (f) all Liabilities for any Indebtedness of Edgington;
          (g) subject to Sections 6.15 and 6.16, all Liabilities of Edgington (other than Environmental Costs and Liabilities) with respect to third party claims resulting from, caused by or arising out of, directly or indirectly, the conduct of the Business or ownership or lease of any of the Assets or any properties or assets previously used in the Business at any time prior to the Closing Date, including such of the foregoing as constitute, may constitute or are alleged to constitute a tort, breach of contract or violation or requirement of any domestic or foreign statute, law, ordinance, rule or regulation (“Law”) of any domestic or foreign court, government, governmental agency, authority, entity or instrumentality (“Governmental Entity”);
          (h) all claims for severance, other employee benefits (including benefits mandated by Law) or other compensation or damages by or on behalf of any employees (present or former), agents or independent contractors of Edgington or by or on behalf of any Governmental Entity in respect of employees (present or former), agents or independent contractors of Edgington involving any alleged employment loss, violation of any Law or termination of employment actually or constructively (by operation of Law or pre-existing contract, including any Liability for severance), all Liabilities of Edgington (including any Liabilities in respect of which Edgington may be liable jointly and severally with Seller or any Affiliate of Seller) with respect to employees (present or former), agents or independent contractors of Edgington under or relating to any Employee Plan (other than an Edgington Benefit Plan) or under or relating to any Edgington Benefit Plan to the extent such Liability results from or relates to a breach of any representation or warranty in Section 5.1.19, or in respect of payments for unemployment compensation or unemployment insurance, and all other Liabilities in respect of employees (present or former), agents or independent contractors of Edgington, in each case, relating to periods of employment ending prior to the Closing Date; and
          (i) all Liabilities of Edgington arising prior to the Closing not related or arising in connection with the conduct of the Business or the use, non-use or ownership of the Assets.
ARTICLE 3
CONVERSION OF SHARES
     3.1 Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Seller, each of the following shall occur:
          (a) At the Effective Time, each share of common stock, par value $1.00 per share, of Edgington (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 3.1(b)) and all rights in respect thereof shall be canceled and shall be converted automatically into the right to receive the Per Share Consideration. As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except for the right to receive upon surrender of the certificate that formerly evidenced such share of Common Stock to the Surviving Corporation, the Per Share Consideration;
          (b) At the Effective Time, each share of Common Stock held in treasury by Edgington, if any, shall automatically be canceled and retired and shall cease to exist and no payment or distribution shall be made with respect thereto; and
          (c) At the Effective Time and after delivery of the Shares to Purchaser pursuant to Section 8.1.1, the Surviving Corporation shall pay the Merger Consideration by wire transfers of immediately available funds to one or more accounts to be designated in writing by Seller to Purchaser not less than two business days prior to the Closing
     3.2 Merger Consideration. The parties acknowledge that, on March 24, 2006, Alon deposited $5,000,000 (the “Earnest Deposit”) with Regions Bank. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller and Alon will instruct Regions Bank to deliver the Earnest Deposit to Seller. The “Merger Consideration” shall consist of a cash amount equal to the sum of (a) $52,000,000 and (b) the Estimated Inventory Value, minus the Earnest Deposit.
     3.3 Estimated Inventory Value Documentation. At least three Business Days prior to the Closing, Seller shall deliver to Purchaser a statement (the “Estimated Inventory Statement”) indicating Seller’s good faith estimate of the value of the Inventory as of the Closing Date (the “Estimated Inventory Value”). For purposes of calculating the Estimated Inventory Value and the Final Inventory Value pursuant to this Section 3.3 and Section 3.4, respectively, Inventory consisting of products, crude oil, tank bottoms and heels and line fill shall be valued at market value at the time of valuation based on the pricing methodologies set forth on Schedule 3.3, and all other Inventory, including consumables, chemicals and supplies, shall be valued at cost.
     3.4 Inventory Adjustment.
          (a) At the close of business on the day prior to the Closing Date, Caleb Brett or another inventory service reasonably acceptable to Purchaser and Seller (the “Inventory Service”) will conduct a physical inventory of all Inventory as of the Closing Date as well as all naphtha, distillate and VGO/gas oil held in inventory by Edgington as of the Closing Date (the “Physical Inventory”). The Physical Inventory may be observed by Seller, Purchaser or their respective representatives. Seller and Edgington will cooperate and give access to representatives of the Inventory Service and Purchaser for this purpose. The cost of the Inventory Service will be paid 50% by Seller and 50% by Purchaser.
          (b) As soon as practicable, but in no event later than 30 days following the completion of the Physical Inventory, Purchaser shall prepare a statement of the value of the Inventory as of the Closing Date (the “Inventory Statement”). Purchaser shall deliver a copy of the Inventory Statement to Seller promptly after it has been prepared. Seller shall have the opportunity to examine the work papers, schedules and other documents prepared by Purchaser in connection with its preparation of the Inventory Statement. The Inventory Statement shall be final and binding on the parties unless, within 30 days after delivery to Seller, notice is given by Seller to Purchaser of its objection setting forth in reasonable detail Seller’s basis for objection. If notice of objection is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 15 days after the notice of objection has been given, the dispute shall be referred for resolution to PricewaterhouseCoopers LLP (the “Accountants”) as promptly as practicable. The Accountants will make a determination as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement, and (iv) conclusive and binding upon each of the parties hereto. The fees and expenses of the Accountants will be shared equally by Purchaser and Seller. Each of Purchaser and Seller will use Commercially Reasonable Efforts to cause the Accountants to render their decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The term “Final Inventory Value” shall mean the definitive value of the Inventory as of the Closing Date agreed to (or deemed to be agreed to) by Purchaser and Seller in accordance with this Section 3.4.
          (c) If the Estimated Inventory Value exceeds the Final Inventory Value, then Seller shall promptly pay to Purchaser an amount equal to such excess. If the Final Inventory Value exceeds the Estimated Inventory Value, then Purchaser shall promptly pay to Seller an amount equal to such excess.
ARTICLE 4
THE CLOSING
     4.1 Date of Closing. The closing of the Merger contemplated hereby (the “Closing”) shall take place at the offices of Jones Day, 2727 N. Harwood Street, Dallas, Texas (or at such other place as the parties may designate) on June 1, 2006 (provided that such date will be extended to July 1, 2006 if and only if the necessary consents under the HSR Act have not been received by June 1, 2006 or the condition in Section 7.1.8 shall not have been fulfilled by June 1, 2006). The date on which the Closing is effected is referred to in this Agreement as the “Closing Date.” At the Closing, the parties shall execute and deliver the documents referred to in Article 8.
     4.2 Effective Time. At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article 7, the parties shall cause to be duly prepared and filed with the Secretary of State of the State of Delaware a certificate of merger and with the Secretary of State of the State of Missouri articles of merger, each in such form as is required by, and executed in accordance with, the applicable provisions of the DLLCA and GBCLM, as applicable. The Merger shall become effective at such time as the filing with the Secretary of State of the State of Delaware of the Certificate of Merger becomes effective (the “Effective Time”).
     4.3 Managers; Officers. The managers of Purchaser immediately prior to the Effective Time shall be the managers of the Surviving Corporation as of the Effective Time until their successors are elected and qualified. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time until their successors are elected and qualified.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
     5.1 Representations and Warranties of Seller. Subject to the exceptions set forth in the letter from Seller, dated the date of this Agreement, addressed to Purchaser (the “Disclosure Letter”), each of which exceptions in order to be effective shall indicate the Section, and, if applicable, subsection of this Section 5.1 to which it relates, Seller makes the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.
          5.1.1 Organization and Good Standing. Each of Seller and Edgington is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Each of Seller and Edgington has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on the businesses presently conducted by it. Edgington is in good standing and duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of its business makes such qualification necessary, except such states in which the failure to qualify, individually or in the aggregate, has not had or resulted in, and could not reasonably be expected to have or result in, a Material Adverse Effect. Section 5.1.1 of the Disclosure Letter sets forth each state in which Edgington is qualified to conduct business as a foreign corporation.
          5.1.2 Authorization of Agreement; Binding Obligation. Each of Seller and Edgington has the requisite corporate power to execute and to deliver this Agreement and to perform the transactions contemplated hereby to be performed by them. The execution and delivery by each of Seller and Edgington of this Agreement and the performance by them of the transactions contemplated hereby to be performed by them have been duly authorized by all necessary corporate and shareholder action on the part of Seller and Edgington. This Agreement has been duly executed and delivered by duly authorized officers of each of Seller and Edgington and, assuming the due execution and delivery of this Agreement by Purchaser and Alon, constitutes a valid and binding obligation of Seller and Edgington enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
          5.1.3 No Restrictions Against the Merger; Required Consents. The execution and delivery of this Agreement by Seller or Edgington does not, and the Merger and the performance by Seller or Edgington of the transactions contemplated hereby to be performed by them will not (a) conflict with the Organizational Documents of either Seller or Edgington, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which either Seller or Edgington is a party or by which any of their properties are bound, (c) constitute a violation of any Law or regulation applicable to either Seller or Edgington, or (d) result in the creation of any Lien upon the Shares or any of the Assets. Except as set forth in

Section 5.1.3 of the Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party is required to be obtained or made by or with respect to Seller and/or Edgington in connection with the execution and delivery of this Agreement by Seller and/or Edgington, the Merger or the performance by Seller and/or Edgington of the transactions contemplated hereby to be performed by either of them, except for any filings, if required, with the Federal Trade Commission and Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
          5.1.4 Capitalization.
          (a) The authorized capital stock of Edgington consists of 30,000 shares of common stock, par value $1.00 per share, of which 1,000 shares, which constitute the Shares, are issued and outstanding. The Shares constitute the only issued and outstanding shares of capital stock of Edgington, have been duly authorized and are validly issued, fully paid and nonassessable. There are no issued and outstanding securities, rights or obligations which are convertible into, exchangeable for, or exercisable to acquire any capital stock or other equity securities of Edgington. There are no outstanding contractual obligations, commitments or arrangements of Edgington to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Edgington.
          (b) Edgington is not bound by or subject to any (i) preemptive right or other outstanding rights, subscriptions, options, warrants, conversion, call, put, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which Edgington, contingently or otherwise, is or may become obligated to offer, issue, sell, purchase or redeem, or cause to be offered, issued, sold, purchased or redeemed, any Edgington Securities; (ii) shareholder agreements, voting trusts, proxies or other agreements or understandings to which Edgington is a party or to which Edgington is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of Edgington Securities; or (iii) except as set forth in Section 1.2, agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Edgington Securities. Except for this Agreement, Edgington is not obligated to become a party to any contract or arrangement for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of any Edgington Securities. Edgington has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Edgington on any matter.
          (c) Except as set forth in Section 5.1.4(c) of the Disclosure Letter, Edgington does not own, directly or indirectly, beneficially or of record, any capital stock of or other equity or voting securities or interests in any other Person. Except as set forth in Section 5.1.4(c) of the Disclosure Letter, Edgington is not a party to any shareholders agreement, voting trusts or other agreements or undertakings relating to the voting, purchase, redemption or other acquisition of capital stock or other equity interests in any other Person. Except as set forth in Section 5.1.4(c) of the Disclosure Letter, there are no outstanding obligations of Edgington to make any investment in or provide funds (whether in form of a loan, capital contribution or otherwise), and

Edgington does not currently have outstanding any such investment or provision of funds, to any other Person.
          5.1.5 Ownership of Shares and Assets.
          (a) The Merger and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction. Seller is the record and beneficial owner of, and has good and marketable title to, all of the Shares, free and clear of any Liens, except Liens set forth in Section 5.1.5 of the Disclosure Letter. At the Effective Time, Purchaser will acquire good and marketable title to the Shares, free and clear of any Liens.
          (b) There are no existing agreements with, options or rights of, or commitments to any Person to acquire any of the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of Inventory.
          5.1.6 Financial Statements. Edgington has delivered to Purchaser true and complete copies of (a) the unaudited balance sheets of Edgington at September 30, 2004 and 2005 and related statements of income for the periods then ended (the “Year-End Financial Statements”) and (b) the unaudited balance sheet of Edgington at February 28, 2006 and related statement of income for the three-month period then ended (together with the Year-End Financial Statement, the “Financial Statements”). Except as set forth in Section 5.1.6 of the Disclosure Letter, the Financial Statements (i) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods involved (except that the Financial Statements do not contain all footnote disclosure required by GAAP); (ii) present fairly, in all material respects, the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Edgington as at the dates thereof and the results of operations of Edgington for the periods then ended; and (iii) accurately reflect in all material respects the books of account and other financial records of Edgington. References in this Agreement to the “Balance Sheet” shall mean the balance sheet of Edgington as of February 28, 2006, referred to above; and references in this Agreement to the “Balance Sheet Date” shall be deemed to refer to February 28, 2006.
          5.1.7 Inventory. All Inventory consisting of finished jet fuel is of quality consistent with such product produced by Edgington in the ordinary course of its Business. Edgington is not under any Liability with respect to the return of inventory in the possession of wholesalers, retailers or other customers.
          5.1.8 Absence of Undisclosed Liabilities. Except as set forth in Section 5.1.8 of the Disclosure Letter, Edgington has no Liabilities with respect to the Business, except:
          (a) those Liabilities set forth on the Balance Sheet and not heretofore paid or discharged;
          (b) Liabilities arising in the ordinary course of business under any agreement, contract, commitment or lease specifically disclosed in Section 5.1.10(a) of the Disclosure Letter or not required to be disclosed because of the term or amount involved; and

          (c) those Liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the Balance Sheet Date.
This Section 5.1.8 does not apply to Environmental Costs and Liabilities.
          5.1.9 Books of Account. Except as set forth in Section 5.1.9 of the Disclosure Letter, the books, records and accounts of Edgington maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of Edgington with respect to the Business. Except as set forth in Section 5.1.9 of the Disclosure Letter, Edgington has not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of Edgington in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.
          5.1.10 Contracts and Commitments. (a) Except as disclosed in Section 5.1.10(a) of the Disclosure Letter, Edgington is not a party to any written or oral:
          (i) agreement, contract or commitment for the future purchase of, or payment for, feedstocks, supplies or products, or for the performance of services by a third party which feedstocks, supplies, products or services are used in the conduct of the Business involving in any one case $50,000 or more;
          (ii) agreement, contract or commitment to sell or supply products or to perform services in connection with the Business involving in any one case $50,000 or more;
          (iii) agreement, contract or commitment relating to the Business, other than Real Property Leases, continuing over a period of more than six months from the date hereof or exceeding $50,000 in value;
          (iv) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business;
          (v) lease under which Edgington is either lessor or lessee relating to the Assets or any property at which the Assets are located, other than the Real Property Leases;
          (vi) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person relating to the Business;
          (vii) agreement, contract or commitment for any charitable or political contribution relating to the Business;

          (viii) commitment or agreement for any capital expenditure or leasehold improvement in excess of $50,000 relating to the Business;
          (ix) agreement, contract or commitment limiting or restraining Edgington, the Business or any successor thereto from engaging or competing in any manner or in any business;
          (x) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by Edgington in the conduct of the Business; or
          (xi) material agreement, contract or commitment relating to the Business not made in the ordinary course of business.
          (b) Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed or required to be listed in Section 5.1.10(a) of the Disclosure Letter, or not required to be listed therein because of the amount thereof, is valid and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); Edgington is, and to the knowledge of Seller all other parties thereto are, in compliance in all material respects with the provisions thereof; Edgington is not, and to the knowledge of Seller no other party thereto is, in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default in any material respect thereunder. Except as disclosed in Section 5.1.10(b) of the Disclosure Letter, no written or oral agreement, contract or commitment described or required to be described in Section 5.1.10(a) of the Disclosure Letter requires the consent of any party in connection with the transactions contemplated hereby.
          5.1.11 Title to Assets. At the Closing, Edgington will have, good, valid and marketable title to the Assets free and clear of all Liens, other than Permitted Liens.
          5.1.12 Intellectual Property. Schedule 1.1.5 contains an accurate and complete list of all Intellectual Property owned or used by Edgington in the operation of the Business, except for software purchased or licensed off-the-shelf. Except as set forth in Section 5.1.12 of the Disclosure Letter, Edgington owns or has licensed the right, title and interest in and to the Intellectual Property used in the operation of the Business (including the right to use and license the same). There are no pending, or to the knowledge of Seller, threatened actions of any nature affecting the Intellectual Property. There are no notices or claims currently pending or received by Seller or Edgington which claim infringement of any domestic or foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information. There is, to the knowledge of Seller, no reasonable basis upon which any claim may be asserted against Edgington for infringement or misappropriation of any domestic or foreign letters patent, patents, patent applications, patent licenses, software licenses, and know-how licenses, trade names, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information. All letters patent, registrations and certificates issued by any Governmental Entity relating to any of the Intellectual Property and all licenses and other agreements pursuant to which Edgington uses any of the Intellectual Property, are valid and subsisting, have been properly maintained and neither Edgington, nor to the knowledge of Seller, any other Person, is in default or violation thereunder.
          5.1.13 Sufficiency of Assets. Other than the Excluded Assets, the Assets constitute all assets and rights currently used in the Business. No Person other than Edgington owns any equipment or other tangible assets or properties situated on the premises of Edgington or necessary to the operation of the Business of Edgington, except for leased items disclosed in Section 5.1.10(a) or Section 5.1.13 of the Disclosure Letter.
          5.1.14 Real Property.
          (a) Title to Owned Real Property. Title to the Owned Real Property at Closing shall be, good and marketable, fee simple absolute, free and clear of all Liens, adverse claims and other matters affecting Edgington’s title to or possession of such Owned Real Property, including all encroachments, boundary disputes, covenants, restrictions, easements, rights of way, mortgages, security interests, leases, encumbrances and title objections, excepting only the Permitted Liens.
          (b) Leased Real Property. Except as set forth in Section 5.1.14(b) of the Disclosure Letter, Edgington has no Leased Real Property.
          (c) Zoning. The Real Property complies with all applicable zoning and other land use requirements and, to Seller’s knowledge, there is no pending action to modify or terminate the present zoning of the Real Property or any portion thereof.
          (d) Utility Services. The water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Real Property are adequate for the present use of the Real Property by Edgington in conducting the Business, are not being appropriated by Edgington but rather are being supplied to Edgington by utility companies or municipalities pursuant to valid and enforceable contracts, and, to the knowledge of Seller, there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities.
          (e) Access. Edgington has obtained all Permits and rights-of-way, including proof-of-dedication, which are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property. There are no restrictions on entrance to or exit from the Real Property to adjacent public streets and, to the knowledge of Seller, no conditions which will result in the termination of the present access from the Real Property to existing highways and roads.

          (f) Assessments or Hazards. Edgington has received no notices, oral or written, from any Governmental Entity that the assessed value of the Real Property has been determined to be greater than that upon which county, township or school tax was paid for the 2005 tax year applicable to each such Tax, or from any insurance carrier of Edgington of fire hazards with respect to the Real Property.
          (g) Eminent Domain. Edgington has received no notices, oral or written, that any Governmental Entity having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.
          (h) No Violations. The Real Property and the present uses thereof comply in all material respects with all Laws of all Governmental Entities having jurisdiction over the Real Property, and Edgington has received no notices, oral or written, from any Governmental Entity, and has no reason to believe, that the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate in any material respect any Laws of any Governmental Entity having jurisdiction over the Real Property. This Section 5.1.14(h) does not apply to Environmental Laws.
          (i) Public Improvements. No work for municipal improvements has been commenced on or in connection with the Real Property or any street immediately adjacent thereto. No assessment for public improvements has been made against the Real Property which remains unpaid. No notice from any county, township or other Governmental Entity has been served upon the Real Property or received by Edgington requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Real Property which has not been complied with.
          (j) Flood Plain. No part of the Real Property contains, is located within, or abuts any flood plain, navigable water or other body of water, tideland, wetland, marshland or any other area which is subject to similar state, federal or municipal regulation, control or protection.
          (k) Commitments and Options. Except for this Agreement, Edgington is not a party to any option to purchase or sell, right of first refusal to purchase or sell or agreement for the sale and purchase of the Owned Real Property to any Person.
          (l) Parties in Possession. Other than Edgington and as set forth in Section 5.1.14(l) of the Disclosure Letter, there are no parties in possession of any portion of the Owned Real Property or Leased Real Property, as lessees, subtenants, or tenants at sufferance, or trespassers. The Real Property constitutes all the parcels, tracts of land, buildings, fixtures and improvements that are used or held for use primarily in connection with the Business.
          (m) Pipeline Easements. Except as set forth in Schedule 1.1.6(c), (i) Edgington is not in default under any easement to which is a party in connection with the Pipeline Easements, nor to the knowledge of Seller, is there any event or circumstances that with the giving of notice or the lapse of time or both would constitute a default under any such easement; (ii) to the knowledge of Seller, there are no easement gaps in the pipelines located on the Pipeline Easements; and (iii) except as set forth in Section 5.1.14(m) of the Disclosure Letter, the Pipeline Easements are in full force and effect and are sufficient to allow Edgington to continue to operate any pipelines therein or thereon (without interruption) as currently operated. All Pipeline Easements represent valid, binding and enforceable agreements of Edgington, and to the knowledge of Seller, each of the parties thereto except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in equity or at Law), and there is no pending modification or cancellation of same. Edgington owns no pipelines other than pipelines located within the Real Property.
          5.1.15 Insurance. To the knowledge of Seller, Edgington or an Affiliate of Edgington has insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of Law and of all agreements to which Edgington is a party or by which it is bound. Set forth in Section 5.1.15 of the Disclosure Letter is a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to Edgington or the Business, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage and annual premium. To the knowledge of Seller, no event relating to Edgington or the Business has occurred which can reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two years and, to the knowledge of Seller, no threat has been made to cancel any insurance policy of Edgington during such period except as set forth in Section 5.15 of the Disclosure Letter. All such insurance will remain in full force and effect with respect to periods before the Closing. To the knowledge of Seller, no event has occurred, including the failure by Edgington to give any notice or information or Edgington giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Edgington under any such insurance policies.
          5.1.16 Conduct of the Business Since the Balance Sheet Date. Except as set forth in Section 5.1.16 of the Disclosure Letter, since the Balance Sheet Date, Edgington has not:
          (a) incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to Edgington or any of the Assets;
          (b) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Assets, except for the sale of Inventory in the ordinary course of business consistent with past practice and except for dispositions of worn out or obsolete equipment or other Tangible Personal Property in the ordinary course of business consistent with past practice;
          (c) created, incurred, assumed or guaranteed any Indebtedness, or mortgaged, pledged or subjected any of the Assets to any Lien, except for Permitted Liens;

          (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which Edgington is a party or by which Edgington is bound, or cancelled, modified or waived any substantial debts or claims held by Edgington or waived any rights of substantial value, whether or not in the ordinary course of business;
          (e) suffered any damage, destruction or loss, whether or not covered by insurance, (i) which has had or resulted in, or could reasonably be expected to have or result in, a Material Adverse Effect, or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $50,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;
          (f) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets properties or prospects;
          (g) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000 except such as may be involved in ordinary repair, maintenance or replacement of the Assets;
          (h) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of Edgington’s employees or made any increase in, or any addition to, other benefits to which any of Edgington’s employees may be entitled;
          (i) changed any of the accounting principles followed by Edgington or the methods of applying such principles;
          (j) entered into any transaction other than in the ordinary course of business consistent with past practice; or
          (k) suffered any changes, events or occurrences which, individually or in the aggregate, have had or resulted in, or could reasonably be expected to have or result in, a Material Adverse Effect.
          5.1.17 Customers and Suppliers. Since September 30, 2005, there has not been any adverse change in the business relationship of Edgington with any customer or supplier.

          5.1.18 Personnel Information.
          (a) Neither Edgington nor any Affiliate of Edgington is a party to or bound by any employment or consulting agreement or any collective bargaining agreement or other labor agreement, or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other incentive or welfare contract, plan or arrangement relating to the Business except as set forth in Section 5.1.18(a) of the Disclosure Letter.
          (b) Section 5.1.18(b) of the Disclosure Letter sets forth a true and complete list as of March 31, 2006 of all individuals employed by Edgington in connection with the Business, including a description of their hourly wage or bi-weekly salary for the calendar year ending December 31, 2006. Except as set forth in Section 5.1.18(b) of the Disclosure Letter, to the knowledge of Seller, no employee material to the Business will terminate his or her employment with the Business as a result of the consummation of the transactions contemplated by this Agreement.
          (c) Edgington has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Edgington’s employees. To the knowledge of Seller, no organizational effort is currently being made or threatened by or on behalf of any labor union with respect to employees of Edgington. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the knowledge of Seller, threatened against or affecting Edgington.
          (d) Except as set forth in Section 5.1.18(d) of the Disclosure Letter, Edgington, with respect to its employees, (i) has no written personnel policy applicable to such employees, (ii) is and has been in material compliance for the past five years with all applicable Laws regarding employment and employment practices, including ERISA, and those Laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers’ compensation and is not engaged in any unfair labor practices, (iii) has no unfair labor practice charges or complaints pending or, to the knowledge of Seller, threatened against it before the National Labor Relations Board, (iv) has no grievances pending or, to the knowledge of Seller, threatened against it, and (v) has no charges pending before the Equal Employment Opportunity Commission of any state or local agency responsible for the prevention of unlawful employment practices.
          (e) Edgington is in compliance with its obligations pursuant to the WARN Act, the California WARN Act, California Labor Code Section 1400 et seq., and all other notification obligations.
          5.1.19 Employee Benefit Plans. All “employee benefit plans,” as defined by Section 3(3) of ERISA, and all other plans, programs, agreements, policies, contracts, commitments or schemes, written or oral, statutory or contractual, that provide for compensation or benefits, with respect to which Edgington or any Company ERISA Affiliate has or has had any Liability or which are or were maintained by Edgington or any Company ERISA Affiliate or to which Edgington or any Company ERISA Affiliate contributed (the “Employee Plans”) are listed in Section 5.1.19 of the Disclosure Letter. Section 5.1.19 of the Disclosure Letter

separately identifies those Employee Plans maintained, contributed to or sponsored solely by Edgington (the “Edgington Benefit Plans”). Except for the Apex 401(k) Plan, each Employee Plan is an Edgington Benefit Plan. With respect to each Employee Plan, Edgington has delivered to Purchaser a true and complete copy of such Employee Plan (including all amendments thereto) and, if applicable, a true and complete copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, if applicable, and (iv) the most recent IRS favorable determination letter. No Employee Plan constitutes a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.
          (a) Each Employee Plan intended to be qualified under Section 401 of the Code is so qualified, and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code. Each Employee Plan is in compliance in all material respects with, and Edgington and the Company ERISA Affiliates have complied with respect to each Employee Plan in all material respects with, the requirements of ERISA and the Code and no “party in interest” or “disqualified person” has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.
          (b) All contributions required to have been made under any Employee Plan (without regard to any waivers granted under Section 412 of the Code) have been made.
          (c) None of the Employee Plans is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code. None of the Employee Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree medical or life insurance benefits to any current or former employee, officer or director of Edgington or any Company ERISA Affiliate.
          (d) No legal action, suit or claim is pending or, to the knowledge of Seller, threatened with respect to any Employee Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim. There is no pending or threatened assessment, complaint, proceeding, investigation or inquiry of any kind in any court or government agency with respect to any Employee Plan, nor, to the knowledge of Seller, is there any basis for one.
          (e) Except as set forth in Section 5.1.19(e) of the Disclosure Letter, there has been no amendment to, written interpretation of or announcement (whether or not written) by Edgington relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.
          (f) No employee or former employee of Edgington will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

          (g) Neither Edgington nor any Company ERISA Affiliate has made any express or implied commitment to create, incur liability with respect to or cause to exist any employee benefit plan, program or arrangement or to modify any Employee Plan, except for Liabilities arising under the Apex 401(k) Plan and the Edgington Benefit Plans (each as of the date of this Agreement) or required by Law.
          5.1.20 Litigation; Decrees. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Seller, threatened that question the validity of this Agreement, the Merger or any action taken or to be taken by Seller or Edgington in connection with this Agreement. Except as set forth in Section 5.1.19 of the Disclosure Letter, there are no (i) lawsuits, claims, administrative or other proceedings or investigations relating to the conduct of the Business pending or, to the knowledge of Seller, threatened by, against or affecting Edgington, Seller or any Affiliate of Seller or (ii) judgments, orders or decrees of any Governmental Entity binding on Edgington or the Assets.
          5.1.21 Compliance With Law; Permits. Edgington has complied in all material respects with each Law, judgment, order and decree of any Governmental Entity to which Edgington or its business, operations, assets or properties is subject and is not currently in material violation of any of the foregoing. Edgington owns, holds, possesses or lawfully uses in the operation of the Business all Permits which are in any manner necessary for it to conduct the Business as now conducted, or, to the knowledge of Seller, has owned, held, possessed or lawfully used in the operations of the Business all Permits which were necessary for it to conduct the Business as previously conducted or for the ownership and use of the Assets, in material compliance with all Laws. All such Permits are listed and described on Schedule 1.1.7. Edgington is not in default in any material respect, nor has it received any notice of any claim of default, with respect to any such Permits. To the knowledge of Seller, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. No shareholder, director, officer, employee or former employee of Edgington or any Affiliate of Edgington, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Permits which Edgington owns, possesses or uses in the operation of the Business as now or previously conducted. This Section does not apply to Environmental Laws or Environmental Permits or judgments, order or decrees of any Governmental Entity issued thereunder.
          5.1.22 Environmental Matters. Except as set forth in Section 5.1.22 of the Disclosure Letter:
          (a) the operation of the Business is in material compliance with all applicable Environmental Laws;
          (b) (i) to the knowledge of Seller, Edgington has obtained and currently maintains all Environmental Permits necessary for its operations and is in material compliance with such Environmental Permits, (ii) there are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Seller, threatened concerning compliance with such Environmental Permits, and (iii) Edgington has not received any notice from any Governmental Entity or written notice from any Person to the effect that there is lacking any

Environmental Permit required for the current use or operation of any property owned, operated or leased by Edgington;
          (c) there are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller concerning compliance with violation of any Environmental Law or Environmental Permit;
          (d) Edgington has not filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of or reporting a Release or threatened Release of Hazardous Material into the environment requiring investigation, clean up or other Remedial Action;
          (e) neither Edgington nor any of its past or current facilities and operations, is subject to any outstanding written order, injunction, judgment, decree, ruling, assessment or arbitration award or any agreement with any Governmental Entity or other Person, or to any federal, state, local or foreign investigation respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Environmental Claim or (iv) the Release or threatened Release of any Hazardous Material;
          (f) to the knowledge of Seller, all the Real Property and all real property formerly owned, operated or leased by Edgington is free of contamination by or from any Hazardous Materials which, if disclosed to an appropriate Governmental Entity, would require investigation, clean up or other Remedial Action;
          (g) there is not now, nor to the knowledge of Seller, has there been in the past, on, in or under the Real Property or any other real property currently or formerly owned, leased or operated by Edgington (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances; and
          (h) Edgington is not subject to Environmental Costs and Liabilities with respect to Hazardous Materials, and, to the knowledge of Seller, no facts or circumstances exist which could give rise to Environmental Costs and Liabilities with respect to compliance with Environmental Laws applicable to Hazardous Materials.
          5.1.23 Taxes.
          (a) All Tax Returns that are required to be filed on or before the Closing Date by Edgington or with respect to the Business have been duly filed on a timely basis under the statutes, rules or regulations of each applicable jurisdiction. All such Tax Returns were complete and accurate in all material respects. All Taxes owed by Edgington have been paid by it, whether or not such Taxes are disputed. Except as set forth in Section 5.1.23 of the Disclosure Letter, Edgington has not executed or filed with the Internal Revenue Service or any other Tax Authority any agreement extending the period for filing any Tax Return.
          (b) No claim for assessment or collection of Taxes has been asserted against Edgington which claim has not been paid or which is not yet due. Edgington is not a party to any pending action, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes nor to the knowledge of Seller are any such actions, proceedings or investigations threatened.
          (c) No waivers of statutes of limitation in respect of any Tax Returns have been given or requested by Edgington nor has Edgington agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a Governmental Entity in a jurisdiction where Edgington does not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction nor to the knowledge of Seller is any such assertion of jurisdiction threatened. No security interests have been imposed upon or asserted against the Shares or any of the Assets as a result of or in connection with any failure, or alleged failure, to pay any Tax.
          (d) Edgington has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.
          (e) Edgington is not and has not been a member of an affiliated, consolidated, combined or unitary group other than those of which Apex Holding Co. is the common parent, or any other arrangement by which it could be liable for the Taxes of any other Person under applicable Tax law, nor is it liable for the Taxes of any other Person as a transferee or successor.
          (f) Edgington is not a party to any tax sharing agreement or other similar arrangement under which it could be liable for the Taxes of any other Person, and if it has ever been subject to any such agreement or arrangement it has been fully released from such prior to the Closing Date.
          (g) Edgington has not participated in any “tax shelter” within the meaning of Section 6662 of the Code or any similar provision of state or local law, or in any “reportable transaction” within the meaning of Section 6662A of the Code or any similar provision of state or local law, unless such participation would not be required to be reported by Edgington for any period beginning on or after the Closing Date.
          (h) Edgington is not a party to any closing agreement or other agreement with a Tax Authority which could affect the Taxes of Edgington for any period beginning on or after the Closing Date.
          5.1.24 Commissions or Finders Fees. Neither Seller, Edgington nor any Person acting on the behalf of Seller or Edgington has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any Person.
          5.1.25 Potential Conflicts of Interest. Except as set forth in Section 5.1.25 of the Disclosure Letter, none of the stockholders, officers or directors of either Seller or Edgington or any entity controlled by any of the foregoing (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Business, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests or other property with a fair market value of at least $25,000 in the aggregate the use of which is necessary for the Business, (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to Edgington other than claims in the ordinary course of business, (iv) has sold to, or purchased from, either Seller or Edgington any assets or property for aggregate consideration in excess of $25,000 since January 1, 2004, or (v) is a party to any contract or participates in any arrangement, written or oral, pursuant to which the Business provides services of any nature to any such individual or entity, except to such individual in his capacity as an employee of the Business.
          5.1.26 “AS-IS, WHERE-IS” CONDITION. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS TO BE DELIVERED TO PURCHASER PURSUANT TO SECTION 8.1, THE ASSETS WILL BE TRANSFERRED “AS IS, WHERE IS,” WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING AS TO FITNESS, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS.
     5.2 Representations and Warranties of Alon and Purchaser. Each of Alon and Purchaser makes the following representations and warranties to Seller, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Seller.
          5.2.1 Organization and Good Standing. Alon is a corporation and Purchaser is a limited liability company in each case duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each has the requisite corporate or limited liability company power, as applicable, and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted.
          5.2.2 Authorization of Agreement; Binding Obligation. Each of Alon and Purchaser has the requisite corporate or limited liability company power, as applicable, to execute and to deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. The execution and delivery by each of Alon and Purchaser of this Agreement and the performance by it of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate or limited liability company and stockholder or member action, as applicable, on the part of Alon and Purchaser. This Agreement has been duly executed and delivered by duly authorized officers of Alon and Purchaser and, assuming the due execution and delivery of this Agreement by Seller and Edgington, constitutes a valid and binding obligation of each of Alon and Purchaser enforceable against Alon and Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          5.2.3 No Restrictions Against the Merger; Required Consents. The execution and delivery of this Agreement by Alon and Purchaser does not, and the Merger and the performance by Alon and Purchaser of the transactions contemplated hereby to be performed by them will not (a) conflict with the Organizational Documents of either Alon or Purchaser, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which either Alon or Purchaser is a party or by which any of their properties are bound, or (c) constitute a violation of any Law or regulation applicable to either Alon or Purchaser. Except for any applicable requirements of the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or third party is required to be obtained or made by or with respect to either Alon or Purchaser in connection with the execution and delivery of this Agreement by either Alon or Purchaser, the Merger or the performance by it of the transactions contemplated hereby to be performed by it.
          5.2.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Purchaser, threatened that question the validity of this Agreement or any action taken or to be taken by either Alon or Purchaser in connection with this Agreement.
          5.2.5 “AS-IS, WHERE-IS” CONDITION. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS TO BE DELIVERED TO PURCHASER PURSUANT TO SECTION 8.1, ALON AND PURCHASER ACKNOWLEDGE THAT THE ASSETS WILL BE TRANSFERRED “AS IS, WHERE IS,” WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING AS TO FITNESS, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS.
ARTICLE 6
PRE-CLOSING COVENANTS
     6.1 Access to Information. Prior to the Closing, upon reasonable notice from Purchaser to Seller, Edgington will afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the employees, Assets, facilities and the books and records of Edgington so as to afford Purchaser full opportunity, at Purchaser’s sole expense, to make such review, examination and investigation of the Business as Purchaser may desire to make, including an environmental evaluation of Edgington, provided that such reviews, examinations or investigations do not unreasonably interfere with the operation of the Business. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, Edgington and Seller will promptly furnish or cause to be furnished to Purchaser such financial and operating data and other information relating to Edgington as Purchaser may reasonably request.
     6.2 Conduct of Business. Except as set forth on Schedule 6.2, as contemplated herein or as otherwise consented to by Purchaser in writing, during the period from the date of the Agreement and continuing until the Closing Date, Edgington will, in respect of its conduct of the Business, and Seller will cause Edgington to:

          (a) (i) carry on the Business in the usual, regular and ordinary course as presently conducted and consistent with past practice, (ii) keep the Business intact, (iii) keep available the services of the present employees of the Business (other than those individuals identified in Schedule 6.2), and (iv) maintain the goodwill associated with the Business, including preserving the relationships of customers, suppliers and others having business dealings with the Business;
          (b) maintain the Assets in substantially the same condition existing as of the date of this Agreement, ordinary wear and tear excepted, and not move any Asset to any location other than the Real Property;
          (c) not sell, lease or dispose of, or make any contract for the sale, lease or disposition of, or subject to Lien, any Assets other than sales of Products and other Inventory in the ordinary course of the Business consistent with past practice;
          (d) maintain Inventories in the ordinary course of business and at levels consistent with past practice;
          (e) not intentionally incur any Liability (absolute, accrued, contingent or otherwise) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business;
          (f) not amend or terminate any Contract or other agreement, other than in the ordinary course of business consistent with past practices;
          (g) not make any change in financial or tax accounting methods, principles or practices unless required by GAAP or applicable Law;
          (h) not extend credit in the sale of Products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practices;
          (i) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;
          (j) not grant to any employee of the Business any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into any employment agreement with any employee, except as may be required under employment or termination agreements in effect on the date of this Agreement;
          (k) not enter into any agreement, including an agreement to purchase or lease Assets, which includes an aggregate payment or commitment on the part of either party of more than $50,000, other than purchases of crude oil, raw materials, additives and other feedstocks in the ordinary course of business consistent with past practice;
          (l) not adopt or amend any Employee Plan, except as required by Law;
          (m) maintain in full force and effect all insurance described in Section 5.1.15 of the Disclosure Letter; and

          (n) not take or omit to take any action as a result of which any representation or warranty of Seller in Section 5.1 would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action.
     6.3 OMITTED.
     6.4 Notification.
          (a) Seller shall notify Purchaser, and Purchaser shall notify Seller, of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Seller, Edgington, Alon or Purchaser, as the case may be, which challenges the transactions contemplated hereby.
          (b) Seller will provide prompt written notice to Purchaser of any change in any of the information contained in its representations and warranties made in Section 5.1, the Disclosure Letter or any Exhibits or Schedules referred to herein or attached hereto and shall promptly furnish any information which Purchaser may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in Section 5.1 or any Exhibits or Schedules referred to herein or attached hereto. Purchaser will provide prompt written notice to Seller of any change in any of the information contained in Alon’s and Purchaser’s representations and warranties made in Section 5.2, and shall promptly furnish any information which Seller may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in Section 5.2.
     6.5 Cooperation. Alon and Purchaser, on the one hand, and Edgington and Seller, on the other hand, shall cooperate fully with one another in taking any actions, including actions to obtain the required consent of any Governmental Entity or any third party, necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that, notwithstanding any other provision in this Agreement, no party shall be required to take any action which would have a material adverse effect upon it or any Affiliate, including any divestiture of any asset or property held thereby.
     6.6 No Inconsistent Action. Neither Alon and Purchaser, on the one hand, nor Seller and Edgington, on the other hand, shall take any action which is materially inconsistent with its obligations under this Agreement.
     6.7 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article 7, prior to the Closing, each of the parties will use Commercially Reasonable Efforts and good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.
     6.8 Injunctions. Without limiting the generality or effect of any provision of Section 6.9 or Article 7, if any United States, state or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective Commercially Reasonable Efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.
     6.9 Filings and Consents.
          (a) As promptly as practicable after the execution of this Agreement, each party shall use its Commercially Reasonable Efforts to obtain, and to cooperate with the other parties in obtaining, all authorizations, consents, orders and approvals of any Governmental Entity or other Persons that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Entity prohibiting the consummation of the transactions contemplated hereby. Without limiting the foregoing, as promptly as practicable after the date of this Agreement, Seller and Edgington (i) shall give any notices required to be given under any Contracts, Real Property Leases, Pipeline Easements, Permits and contracts related to manufacturer and vendor warranties and Intellectual Property, (ii) shall obtain prior to Closing any consents required under any Contracts, Real Property Leases, Pipeline Easements, Permits and contracts related to manufacturer and vendor warranties and Intellectual Property and (iii) shall concurrently deliver to Purchaser a copy of each such notice delivered and each such consent received. Also without limiting the following, as promptly as practicable after the date of this Agreement, Alon and Purchaser (i) shall give any notices required to be given by them, (ii) shall obtain prior to Closing any consents required to be obtained by them, and (iii) shall concurrently deliver to Seller a copy of each such notice delivered and each such consent received.
          (b) Subject to (i) applicable Laws relating to the exchange of information and the direction of any Governmental Entity and (ii) matters not related to the Business that Seller or Purchaser reasonably determines should not be disclosed to the other due to confidentiality concerns, Alon and Purchaser, on the one hand, and Seller and Edgington, on the other hand, shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Alon and Purchaser or Seller and Edgington, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Seller, Edgington, Alon and Purchaser shall act reasonably and as promptly as practicable. Without limiting the foregoing, the parties shall cause all necessary initial filings with all Governmental Entities in connection with the HSR Act to be made as promptly as practicable on or after the date of this Agreement, and in any event no later than five Business Days after the date of this Agreement. Each of Alon, Purchaser, Seller and Edgington will respond promptly under the circumstances to any requests for additional information by any Governmental Entity in connection with the transactions contemplated by this Agreement, including promptly filing a response to a “second request” from an applicable Governmental Entity in connection with its review of the transactions contemplated by this Agreement pursuant to the HSR Act.
          (c) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, each of Seller and Edgington, on the one hand, and Alon and Purchaser, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, submission, filing, notice or application made by or on behalf of Alon, Purchaser, Seller, Edgington or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the approval of or consent to the transactions contemplated by this Agreement.
          (d) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, (i) each of Seller and Edgington, on the one hand, and Alon and Purchaser, on the other hand, shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including (A) promptly furnishing the other with copies of notices or other communications (if written) or summaries thereof (if oral) received by Alon and Purchaser or Seller and Edgington, as the case may be, from any third party or any Governmental Entity (including any notice or communication alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement); (B) promptly informing the other of any communications or discussions with any such third party or Governmental Entity, in each case with respect to the transactions contemplated by this Agreement (including in connection with all approvals required under the HSR Act); (ii) Seller and Edgington shall give prompt notice to Purchaser of any notice or other communication from any Person, development, event or circumstance that could reasonably have or result in a Material Adverse Effect or prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement; (iii) Purchaser shall give prompt notice to Seller and Edgington of any change, development, event or circumstance that could reasonably prevent, materially delay or materially impair the ability of Alon or Purchaser to consummate the transactions contemplated by this Agreement; and (iv) neither Seller and Edgington, on the one hand, nor Alon and Purchaser, on the other hand, shall permit any of its officers, directors or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement, unless it consults with the other party in advance and gives the other party the opportunity to attend and participate thereat.
     6.10 Confidentiality.
          (a) Alon and Purchaser, on the one hand, and Seller and Edgington, on the other hand, shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and if the transactions contemplated hereby are not consummated, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby as required by the Confidentiality Agreement.
          (b) Prior to the Closing, none of Alon and Purchaser, on the one hand, or Edgington or Seller, on the other hand, shall, without the prior written consent of the other, terminate, amend, modify or waive any provision of any confidentiality or similar agreement in respect of the matters contemplated by this Agreement to which it or any of its Subsidiaries is a party. Each of Alon, Purchaser, Edgington and Seller shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including using

Commercially Reasonable Efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction over the matter.
     6.11 Publicity. Prior to the Closing, neither Alon or Purchaser, on the one hand, nor Edgington or Seller, on the other hand, will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.
     6.12 Title Commitments.
          (a) Prior to the date hereof, Seller has delivered to Purchaser (i) legal descriptions for each parcel of Real Property, and (ii) copies of any existing title insurance policies relating to the Real Property which are in Seller’s or Edgington’s possession or control.
          (b) Prior to Closing, Purchaser may obtain commitments (the “Title Commitments”) for one or more ALTA title insurance policies (the “Title Policies”) to be issued by a title company selected by Purchaser (the “Title Company”) with respect to each parcel of Owned Real Property and Leased Real Property. Each Title Commitment shall list as exceptions all matters which may affect title to such Real Property, including all easements, covenants, restrictions, Liens, encumbrances, tenancies and other exceptions to title affecting title to the applicable parcel of Real Property (collectively, the “Exceptions”) and shall include copies of all instruments creating such Exceptions. With respect to any Exception (which Exception is not a Permitted Lien) objected to by Purchaser, Edgington shall use its Commercially Reasonable Efforts to cure or remove such Exception to Purchaser’s reasonable satisfaction prior to Closing. Notwithstanding the foregoing, in the event a mortgage Lien or other monetary Lien affects all or any portion of Edgington’s interest in the Real Property, on or before Closing, Edgington shall cause all such Liens to be satisfied by Edgington in a manner which is sufficient to cause them to no longer affect title to the Real Property, and the Real Property shall be conveyed free and clear of all such matters, and such matters shall in no event constitute, or be deemed to constitute, a Permitted Lien.
          (c) Each Title Policy shall insure good and marketable fee simple title to the Owned Real Property in Edgington for an amount determined by Purchaser in its sole discretion and subject to only Permitted Liens and the standard printed exceptions; provided, that Purchaser may cause the Title Company, at Purchaser’s sole cost and expense, to issue any available endorsement or to otherwise limit or cause the removal of such standard printed exceptions. Seller and Edgington agree to reasonably cooperate with Purchaser in executing any documents reasonably requested by the Title Company which may be necessary to issue the Title Policies, including providing any affidavit reasonably requested by the Title Company or Purchaser to evidence the payment or satisfaction of any Liens, to evidence the payment of any Taxes affecting the Owned Real Property, to certify any of the representations set forth in Section 5.1.14, or to evidence the satisfaction of any other matter within the scope of Seller’s representations and warranties set forth in this Agreement which Purchaser may be required to establish in order to obtain the Title Policy or any endorsement thereto. Purchaser shall pay the premium for the Title Policies, fees for title searches and costs of any endorsements or deletions to the Title Policies.
     6.13 Acquisition Proposals.
          (a) Edgington and Seller shall not, and shall cause their respective Affiliates, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by Seller or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage submission of any proposal or offer (including by way of furnishing information) from any Person which constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussion or negotiations regarding any Acquisition Proposal or furnish any information to any other Person with respect to any Acquisition Proposal, or (iii) agree to any Acquisition Proposal. Seller shall promptly notify Purchaser after receipt of any Acquisition Proposal or any request for information relating to Edgington or Seller by any Person who has informed Edgington or Seller that such Person is considering making, or has made, an Acquisition Proposal (which notice shall identify the Person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received).
          (b) For purposes of this Agreement, “Acquisition Proposal” means an inquiry or the making of an offer or proposal regarding any of the following (other than the transactions provided for in this Agreement), involving Edgington: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial portion of the Assets, taken as a whole, in a single transaction or series of related transactions; or (iii) any purchase or other acquisition of shares of the outstanding capital stock of Edgington.
          (c) To the extent that it has not done so already, Edgington and Seller shall and shall cause their respective Affiliates, directors, employees, agents or other representatives to discontinue and desist from any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal. Edgington shall immediately demand that any Person which has heretofore executed a confidentiality agreement with Edgington, Seller or any of their Subsidiaries, Affiliates, employees, agents or other representatives with respect to such Person’s consideration of a possible Acquisition Proposal to immediately return or destroy all confidential information heretofore furnished by Edgington, Seller or any of their Subsidiaries, Affiliates, employees, agents or other representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their respective Affiliates, employees, agents or other representatives.
     6.14 Licenses and Permits. As soon as reasonably practicable following the date of this Agreement, Seller and Edgington shall use Commercially Reasonable Efforts to assist Purchaser to obtain all operating permits required for Purchaser’s operation of the Business following the Effective Time.

     6.15 Environmental Insurance. Environmental Insurance. At or prior to Closing, Purchaser shall use Commercial Reasonable Efforts to obtain a form of policy of pollution legal liability insurance (the “PLL Policy”) issued by a Qualified Insurer, to be effective as of the Closing Date, that (i) provides coverage for bodily injury and property damage to third parties related to or arising out of the existence prior to the Closing Date of Hazardous Material in or on the structures, soil, sediments, surface water or groundwater at, on, under or from the Assets at levels requiring remediation under applicable Environmental Laws (the “Pre-Existing Environmental Matters”) (including, with respect to any Third Party Claim for which indemnification is available under the terms of this Agreement) on a claims made basis, (ii) has a term of at least ten years from the Closing Date, (iii) identifies Purchaser and Edgington as the named insureds, (iv) has an aggregate and per incident combined clean-up cost and third party liability coverage under the PLL Policy of no less than $25 million and $5 million, respectively, and a per incident deductible under the policy of $500,000, and (v) is otherwise mutually acceptable to Seller and Purchaser (in their good faith and reasonable discretion); provided, however, in the event one or more of the foregoing express provisions identified in clauses (ii) and (iv) of this sentence are not available to the parties based on quotes obtained from a Qualified Insurer, Purchaser may in its sole discretion elect to obtain a PLL Policy with a term, coverage limits and/or deductible which are higher or lower than those set forth in clauses (ii) and (iv) of this sentence. Seller shall bear one-third of the premium of the PLL Policy, up to a maximum of $500,000, and Purchaser shall bear the remainder of the premium. Any deductible amount under the PLL Policy with respect to any incident covered by such policy shall be borne two-thirds by Purchaser and one-third by Seller. For purposes of securing such quotations with the coverages contemplated by this Section 6.15, Purchaser, Seller and Edgington shall cooperate with the insurer during the application process and shall make full disclosure to the Qualified Insurers of all environmental conditions known to exist at the Assets and such other additional information as the Qualified Insurers may request. At the Closing, Purchaser shall obtain a bound PLL Policy that is identical to the form of PLL Policy selected pursuant to the terms of this Section 6.15.
     6.16 Remediation Costs. For a period of seven years after the Closing Date, Seller shall reimburse Purchaser an amount per year during such period equal to one-third of the first $1,000,000 of uninsured costs and expenses paid by Purchaser or its Affiliates in such year to parties unaffiliated with Purchaser or its Affiliates (including contractors and service providers) with respect to any environmental investigation, Remedial Action or other actions to correct any Pre-Existing Environmental Matters. Seller’s obligations to Purchaser, Alon or Edgington with respect to Pre-Existing Environmental Matters is limited solely as set forth in Section 6.15 and this Section 6.16 and no other indemnification provision hereunder shall apply to any Pre-Existing Environmental Matters, Environmental Claims, violations of Environmental Laws or Environmental Permits or any Environmental Costs and Liabilities. Notwithstanding the foregoing, the maximum amount that Seller shall be obligated to pay pursuant to Section 6.15 and this Section 6.16 shall be $2 million.
     6.17 Paribas Payoff. At the Closing, Seller will take all actions necessary to extinguish all of Edgington’s Indebtedness to BNP Paribas described on Schedule 6.17 and obtain a release of all Liens related to such Indebtedness.

     6.18 Termination of Participation in Employee Plans. Prior to the Closing, Seller and Edgington will take all necessary actions to terminate, effective as of the Closing, Edgington’s participation in all Employee Plans other than the Edgington Benefit Plans.
ARTICLE 7
CONDITIONS TO THE MERGER
     7.1 Conditions Precedent to Obligations of Purchaser. The obligations of Alon and Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived at the option of Alon or Purchaser:
          7.1.1 Representations, Warranties and Covenants.
          (a) Each of the representations and warranties of Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto shall be true and complete in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect (other than with respect to Section 5.1.1), which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof without regard to any schedule updates furnished by Seller after the date hereof and on and as of the Closing Date as if made on and as of that date.
          (b) All of the terms, covenants and conditions to be complied with and performed by Seller and/or Edgington on or prior to the Closing Date shall have been complied with or performed in all material respects.
          (c) Purchaser shall have received a certificate, dated as of the Closing Date, executed on behalf of Seller by authorized officers thereof, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 7.1.1(a) and (b) hereof have been fulfilled.
          7.1.2 Closing Documents. Seller shall have delivered to Purchaser the documents identified in Section 8.1.
          7.1.3 Physical Inventory. The Physical Inventory shall have been taken in accordance with Section 3.4.
          7.1.4 Governmental Consents or Approvals. Each of the governmental and other approvals, consents or waivers listed in Section 5.1.3 of the Disclosure Letter shall have been obtained.
          7.1.5 HSR Act. The waiting period under the HSR Act shall have expired or terminated.
          7.1.6 No Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.
          7.1.7 Material Adverse Change. From the date hereof to the Closing Date, there shall not have been any changes, events or occurrences which, individually or in the aggregate, have had or resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
          7.1.8 PLL Policy. The PLL Policy shall have been issued and shall be (i) in full force and effect and (ii) valid, binding and enforceable against the Qualified Insurer named therein, in each case in accordance with the terms of the PLL Policy.
     7.2 Conditions Precedent to Obligations of Seller. The obligations of Seller and Edgington under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller:
          7.2.1 Representations, Warranties and Covenants.
          (a) Each of the representations and warranties of Alon and Purchaser made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof without regard to any schedule updates furnished by Alon or Purchaser after the date hereof and on and as of the Closing Date as if made on and as of that date.
          (b) All of the terms, covenants and conditions to be complied with and performed by Alon and Purchaser on or prior to the Closing Date shall have been complied with or performed in all material respects.
          (c) Seller shall have received a certificate, dated as of the Closing Date, executed on behalf of Alon and Purchaser by an authorized officer thereof, certifying in such detail as Seller may reasonably request that the conditions specified in Sections 7.2.1(a) and (b) have been fulfilled.
          7.2.2 Closing Documents. Alon and Purchaser shall have delivered to Seller the documents identified in Section 8.2.
          7.2.3 Physical Inventory. The Physical Inventory shall have been taken in accordance with Section 3.4.
          7.2.4 Governmental Consents or Approvals. Each of the governmental and other approvals, consents or waivers listed in Section 5.1.3 of the Disclosure Letter shall have been obtained.
          7.2.5 HSR Act. The waiting period under the HSR Act shall have expired or terminated.

          7.2.6 No Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.
          7.2.7 PLL Policy. The PLL Policy shall have been issued and shall be (i) in full force and effect and (ii) valid, binding and enforceable against the Qualified Insurer named therein, in each case in accordance with the terms of the PLL Policy.
ARTICLE 8
DOCUMENTS TO BE DELIVERED AT THE CLOSING
     8.1 Documents to be Delivered by Seller. At the Closing, Seller will deliver to Purchaser the following, at the expense of Seller:
          8.1.1 Transfer Documents. A certificate or certificates representing the Shares, duly endorsed in blank or accompanied by share transfer forms duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.
          8.1.2 Officer’s Certificate. A certificate, dated the Closing Date, executed on behalf of the Seller in the form described in Section 7.1.1.
          8.1.3 Good Standing Certificates. Governmental certificates showing that each of Seller and Edgington is duly incorporated and in good standing in the state of its incorporation, and that Edgington is in good standing in each state in which it is qualified to conduct business as a foreign corporation certified as of a date not more than sixty days before the Closing Date.
          8.1.4 FIRPTA Affidavit. An affidavit of an officer of Edgington, sworn to under penalty of perjury, setting forth Edgington’s name, address and federal tax identification number and stating that Edgington is not a “foreign person” within the meaning of Section 1445 of the Code and applicable regulations.
          8.1.5 Transition Services Agreement. A transition services agreement executed by Seller in substantially the form attached hereto as Exhibit A.
          8.1.6 Assumption Agreement. An assumption agreement relating to Seller’s assumption of the Retained Liabilities in substantially the form attached hereto as Exhibit B.
          8.1.7 Estimated Inventory Statement. The Estimated Inventory Statement.
          8.1.8 Resignations. Written resignations, effective as of the Effective Time, of the officers and directors of Edgington.
     8.2 Documents to be Delivered by Purchaser. At the Closing, Alon and Purchaser will deliver to Seller the following, at the expense of Purchaser:

          8.2.1 Merger Consideration. Evidence of a wire transfer in the amount of the Merger Consideration.
          8.2.2 Officer’s Certificate. A certificate, dated the Closing Date, executed on behalf of Alon and Purchaser in the form described in Section 7.2.1.
          8.2.3 Good Standing Certificates. Governmental certificates showing that each of Alon and Purchaser is duly incorporated or formed, as applicable, and in good standing in the state of its incorporation or formation, as applicable, certified as of a date not more than sixty days before the Closing Date
ARTICLE 9
POST-CLOSING COVENANTS
     9.1 Employees and Non-Solicitation. (a) Each individual who is an employee of Edgington immediately prior to the Closing will continue as an employee of Edgington on and immediately after the Closing (the “Employees”). Seller shall be responsible for any severance or similar obligations arising from the transaction contemplated hereby. Until the third anniversary of the Closing Date, Seller will not directly or indirectly solicit or offer employment to any Employee (i) who did not remain an employee of Edgington, (ii) who is then an employee of Purchaser or Edgington, or (iii) who has terminated such employment without the consent of Edgington within 180 days of such solicitation or offer, except that Seller may make an offer of employment to each Employee listed on Schedule 9.1. Until the third anniversary of the Closing Date, none of Alon, Purchaser or Edgington (from and after the Effective Time) will directly or indirectly solicit or offer employment to any employee of Seller on or after the Closing (i) who is then an employee of Seller, or (ii) who has terminated such employment without the consent of Seller within 180 days of such solicitation or after. For purposes of this Section 9.1, a general advertisement by any party not specifically directed at the employees of another party shall not be deemed a direct or indirect solicitation of such employees.
          (b) The parties hereto specifically acknowledge and agree that the remedy at law for any breach of this Section 9.1 will be inadequate and that Alon and Purchaser, on the one hand, and Seller, on the other hand, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. The parties expressly acknowledge that the limitations set forth in this Section 9.1 are reasonable as to scope and duration. In the event that the provisions of this Section 9.1 should ever be deemed to exceed any limitation permitted under applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.
     9.2 Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all Retained Liabilities. From and after the Closing, Alon and Purchaser shall cause Edgington to pay and discharge, in accordance with past practice but not less than on a timely basis, all Liabilities of Edgington existing as of the Closing other than Retained Liabilities.

     9.3 Maintenance of Books and Records. Each of Seller, Edgington, Alon and Purchaser shall preserve until the tenth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of Edgington prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of Edgington prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by Law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its Affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or deliver such records to the objecting party.
     9.4 Payments Received. Any asset (including all remittances and all mail and other communications) that is or otherwise relates to an Excluded Asset and that is or comes into the possession, custody or control of Edgington or any of Edgington’s Affiliates (including its or their successors in interest or assigns) must forthwith be transferred, assigned and conveyed by Edgington or such Affiliate of Edgington to Seller. Until such transfer, assignment or conveyance, Edgington and Edgington’s Affiliates do not have any right, title or interest in such asset nor may they use the same; rather, they hold such asset in trust for the benefit of Seller. Any asset (including all remittances and all mail and other communications) that is or otherwise relates to an Asset and that is or comes into the possession, custody or control of Seller or any of Seller’s Affiliates (including its or their successors in interest or assigns) must forthwith be transferred, assigned and conveyed by Seller or such Affiliate of Seller to Edgington. Until such transfer, assignment or conveyance, Seller and Seller’s Affiliates do not have any right, title or interest in such asset nor may they use the same; rather, they hold such asset in trust for the benefit of Edgington. From and after the Closing, Seller shall have the right and authority to endorse without recourse the name of Edgington on any check or any other evidences of indebtedness received by Seller on account of the Excluded Assets transferred to Seller hereunder.
     9.5 Use of Name. From and after the Closing Date, Seller will not itself use the name “Edgington” or any names similar thereto or variants thereof.

     9.6 Confidentiality.
          (a) Seller agrees that neither it nor any of its Affiliates will, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Alon, Purchaser or Edgington, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Alon, Purchaser or Edgington, any Confidential Information. Seller shall have no obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Purchaser and Edgington with prompt notice of such requirement prior to making any disclosure so that Purchaser or Edgington may seek an appropriate protective order. For purposes of this Section 9.6, “Confidential Information” shall mean any confidential information with respect to the conduct or details of the Business, including methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, or (ii) becomes generally available to the public other than as a result of a disclosure by Seller not otherwise permissible thereunder, or (iii) Seller learns from other sources where, to the knowledge of Seller, such sources have not violated their confidentiality obligation to Alon, Purchaser or Edgington.
          (b) The parties hereto specifically acknowledge and agree that the remedy at law for any breach of this Section 9.6 will be inadequate and that Alon and Purchaser, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. The parties expressly acknowledge that the limitations set forth in this Section 9.6 are reasonable as to scope and duration. In the event that the provisions of this Section 9.6 should ever be deemed to exceed any limitation permitted under applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.
     9.7 Post-Closing Notifications. Purchaser and Seller will, and each will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment or control, export or other Law of any Governmental Entity having jurisdiction over Purchaser or Seller related to the Merger and the other transactions contemplated hereunder. From and after the Closing, Seller will promptly refer all inquiries with respect to the Merger, ownership of the Assets or the Business to Edgington.
     9.8 Certain Tax Matters.
          (a) The parties hereto intend that the Merger be treated for all tax purposes as a taxable purchase of assets by Purchaser in accordance with Revenue Ruling 69-6. Purchaser and Seller shall work together in good faith to determine a mutually agreeable allocation of the total purchase price for the Assets (including the Merger Consideration and the value of the assumed liabilities, to the extent that such value is fixed and determinable as of the Closing Date) for purposes of any relevant Tax Returns and filings to be filed by them (including any forms or reports required to be filed pursuant to section 1060 of the Code, the Treasury Regulations promulgated thereunder or any similar provisions of local, state or foreign law (“1060 Forms”)), will follow any agreed upon allocation in determining and reporting their liabilities for federal, state, local and foreign Tax Returns filed by them subsequent to the Closing Date and will cooperate in the preparation and filing of any 1060 Forms in the manner required by applicable law. The allocation described herein shall be adjusted in a manner agreed by Purchaser and Seller to reflect any changes or adjustments to the purchase price. Notwithstanding the foregoing, if Purchaser and Seller are unable to agree upon such allocation, each party shall be entitled to file such Tax Returns and filings based on such allocation as such party shall reasonably determine in good faith.
          (b) All sales, use, transfer, stamp, conveyance, value added or other similar Taxes, duties, excises or governmental charges (including any penalties, interests and additions to Tax) imposed by any Tax Authority with respect to or incurred in connection with the Merger will by borne by Seller.
          (c) Edgington will prepare and file or cause to be prepared and filed all Tax Returns with respect to the Assets or the conduct of the Business required to be filed with the appropriate Tax Authorities for all taxable periods for which Tax Returns are due after the Closing Date other than the consolidated Federal income Tax Returns and combined Illinois income Tax Returns, which shall be filed, or cause to be filed, by Seller. Edgington will make all payments required with respect to any such Tax Returns to be prepared and filed by Edgington. The preceding sentence will not limit or relieve Seller of its obligation to reimburse Edgington concurrently therewith to the extent that any payment by Edgington relates to the operations of the Business for any period ending on or before the Closing Date or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date.
          (d) Seller will prepare and file or cause to be prepared and filed all Tax Returns for Edgington or in which Edgington is included that are required to be filed with respect to the Business, other than Tax Returns that Edgington is obligated to prepare and file pursuant to Section 9.8(c), with the appropriate Tax Authorities. Seller will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns. Seller will pay all Taxes that are imposed with respect to the Business or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date (or, if applicable, reimburse Edgington for the payment of such Taxes) attributable to taxable periods ending on or prior to the Closing Date. For purposes of the prior sentence, property Taxes that are due after Closing will be apportioned between Seller and Edgington on a per diem basis.
          (e) All payments made pursuant to Section 3.4 and Article 10 shall be treated as adjustments to purchase price for purposes of all Tax Returns except to the extent otherwise required by Tax Law.
     9.9 Insurance. With respect to any loss, liability or damage relating to, resulting from or arising out of the conduct of the Business on or prior to the Closing Date for which (i) Purchaser and its Affiliates are not entitled to indemnification from Seller pursuant to Section

10.3(a) and (ii) Seller would be entitled to assert, or cause any Affiliate or other Person to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller or any Affiliate thereof in respect of the Business or the Assets, at the request of Purchaser or Edgington, Seller will use reasonable efforts to assert, or to assist Purchaser or Edgington to assert, one or more claims under such insurance covering such loss, liability or damage if Edgington is not itself entitled to assert such claim but Seller is so entitled. In the case of any damage to or destruction of the Assets occurring prior to Closing that is covered by insurance maintained by Seller or any Affiliate of Seller, Seller shall deliver all insurance proceeds realized therefrom to Purchaser at Closing or as soon thereafter as collected by Seller or such Affiliate.
     9.10 Seller Guaranties. Alon and Purchaser shall (a) use Commercially Reasonable Efforts to obtain, effective as of the Closing, the full release of Seller and its Affiliates from all guaranties made in respect of Edgington by Seller and such Affiliates which are described on Schedule 9.10 (each a “Seller Guaranty”) and (b) replace, effective as of the Closing, any letter of credit described on Schedule 6.17 and posted by Seller for the benefit of Edgington with an equivalent Letter of Credit posted by Alon or Purchaser. Alon and Purchaser will indemnify Seller for any out-of-pocket expense incurred by Seller with respect to any matter arising after the Closing as a result of the failure by Alon or Purchaser to obtain such release.
     9.11 Excluded Inventory. After the Closing, Edgington will afford to Seller and its agents access during normal business hours to the facilities of Edgington in order to enable Seller to access and sell the naphtha, distillate and VGO / gas oil excluded from Inventory. After the Closing, sales of naphtha, distillate and VGO / gas oil, respectively, fulfilled from the inventories of Edgington and in aggregate amounts up to and not to exceed the aggregate amount of naphtha, distillate and VGO / gas oil, respectively, held in inventory by Edgington as of the Closing Date (as calculated pursuant to Section 3.4(a)) shall be for the account of Seller. After the volume of naphtha, distillate and VGO / gas oil held in inventory by Edgington as of the Closing Date has been depleted, all subsequent sales of naphtha, distillate and VGO / gas oil shall be for the account of Edgington.
ARTICLE 10
SURVIVAL AND INDEMNIFICATION
     10.1 Survival of Representations, Warranties and Covenants.
          (a) Except as to (i) the representations and warranties contained in Section 5.1.5 relating to title to the Shares and Section 5.1.11 relating to title to the Assets, which shall survive the Effective Time and remain in effect indefinitely, and (ii) the representations and warranties contained in Section 5.1.23, which shall survive the Effective Time until the expiration of the last day on which any Tax may be validly assessed by the Internal Revenue Service or any other Tax Authority against the Assets or the Business, the representations and warranties of Seller and of Alon and Purchaser contained in this Agreement shall survive the Effective Time until the expiration of two years from the Effective Time. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss asserted in writing and delivered to the Indemnifying Party within such period of survival as herein provided will be timely made for purposes hereof.
          (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Effective Time and remain in effect indefinitely.
     10.2 Limitations on Liability.
          (a) For purposes of this Agreement, (i) “Indemnitee” means any Person entitled to indemnification under this Agreement, (ii) “Indemnifying Party” means any Person required to provide indemnification under this Agreement, (iii) “Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs and expenses, amounts paid in settlement, awards, judgments, fines, diminution in value, penalties, and any and all claims, demands or suits (by any Person, including any Governmental Entity), including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and expenses in connection therewith, and (iv) “Third Party Claim” means any claim, action or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.
          (b) Notwithstanding any other provision hereof or of any applicable Law, no Indemnifying Party shall have liability for any claim for indemnification pursuant to Sections 10.3(a)(i) or 10.3(b)(i), as applicable, unless and until the aggregate amount of claims in respect of Indemnifiable Losses under 10.3(a)(i) or 10.3(b)(i), as applicable, exceeds $100,000, in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party to the extent of the full amount of Indemnifiable Losses; provided that in no event shall the aggregate indemnification to be paid by Seller, on the one hand, or Alon and Purchaser, on the other hand, in respect of Indemnifiable Losses under 10.3(a)(i) or 10.3(b)(i), as applicable, exceed $10,000,000. The limitations set forth in this Section 10.2(b) shall not apply to and claim for indemnification based upon (i) fraud or intentional misrepresentation, or (ii) the failure of any representation or warranty contained in Sections 5.1.1, 5.1.2, 5.1.5, 5.1.11, 5.1.23, 5.2.1 or 5.2.2 to be true and correct as of the Closing Date. Notwithstanding the foregoing, Alon’s and Purchaser’s remedies for any breach of a representation or warranty set forth in Section 5.1.22 shall be limited to the remedies and procedures set forth in Sections 6.15 and 6.16.
     10.3 Indemnification.
          (a) Subject to Sections 10.1 and 10.2, Seller agrees to indemnify, defend and hold harmless Purchaser and its Affiliates and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:
          (i) any failure of any representation or warranty made by Seller under the terms of this Agreement (other than the representations and warranties made in Section 5.1.22) or any certificate or other document delivered pursuant hereto to be true and correct as of, and as if made on, the Closing Date;

          (ii) any breach or nonfulfillment of any agreement or covenant of Seller or Edgington (as to covenants to be fulfilled by Edgington on or prior to Closing) under the terms of this Agreement; and
          (iii) any Retained Liabilities.
          (b) Alon and Purchaser agree, jointly and severally, to indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, partners, employees, agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:
          (i) any failure of any representation or warranty made by Alon or Purchaser under the terms of this Agreement or any certificate or other document delivered pursuant hereto to be true and correct as of, and as if made on, the Closing Date;
          (ii) any breach or nonfulfillment of any agreement or covenant of Alon, Purchaser or Edgington (as to covenants to be fulfilled by Edgington after the Closing) under the terms of this Agreement; and
          (iii) any Liabilities of Edgington other than Retained Liabilities.
     10.4 Defense of Claims.
          (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.
          (b) If, within ten days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 10.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 10.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the

Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten calendar day period.
          (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 10.4(a) or 10.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.
          (d) The Indemnifying Party will have a period of 30 days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article 10.
     10.5 Claims Related to Title. The amount of any Indemnifiable Losses subject to indemnification hereunder due to a failure of any representation or warranty set forth in Section 5.1.11 concerning Edgington’s title to the Real Property to be true and correct (“Indemnifiable Title Losses”) shall be calculated net of any insurance proceeds received by the Indemnified Party from the Title Company on account of such Indemnifiable Title Losses. In the event that the Indemnifying Party reimburses the Indemnified Party for any such Indemnifiable Title Losses (or pays to any third party, on behalf of the Indemnified Party, any amount in respect of such Indemnifiable Title Losses) under this Article 10 prior to the Indemnified Party’s receipt, directly or indirectly, of any insurance proceeds on account of such Indemnifiable Title Losses which duplicate, in whole or in part, the payment by the Indemnifying Party to the Indemnified Party or to such third party, the Indemnified Party shall remit to the Indemnifying Party an amount equal to the amount of the insurance proceeds subsequently received by the Indemnified Party on account of such Indemnifiable Title Losses which duplicate, in whole or in part, the payment made by the Indemnifying Party to the Indemnified Party or to such third party. Purchaser will use Commercially Reasonable Efforts to collect any proceeds from the Title Company with respect to Indemnifiable Title Losses.

ARTICLE 11
TERMINATION
     11.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, if the party seeking to terminate is not then in material default or breach of this Agreement:
          (a) By the mutual written consent of Purchaser and Seller;
          (b) By either Purchaser or Seller, by written notice to the other party, if the Closing shall not have occurred by June 1, 2006 (the “Termination Date”); provided, no party may terminate this Agreement pursuant to this Section 11.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date; provided, further that, in the event that either of the conditions set forth in Sections 7.1.5 or 7.1.8 above shall not have been satisfied by June 1, 2006, either Purchase or Seller may unilaterally extend the Termination Date until July 1, 2006 upon written notice to the other, in which case the Termination Date shall be deemed for all purposes to be July 1, 2006;
          (c) By either Purchaser or Seller, by written notice to the other party, if (i) a Governmental Order shall have been issued by a Governmental Entity in the United States permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such Governmental Order shall have become final and nonappealable, or (ii) any Law shall have been enacted by any Governmental Entity in the United States which prohibits the consummation of the Merger;
          (d) By Seller, by written notice to Purchaser, if at any time the representations and warranties of Alon or Purchaser contained in this Agreement shall fail to be true and correct, or Alon or Purchaser shall at any time have failed to perform and comply with all agreements and covenants of Alon or Purchaser contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be fulfilled and (ii) shall not have been cured within 30 days of the receipt of written notice thereof by Alon or Purchaser from Seller; or
          (e) By Purchaser, by written notice to Seller, if at any time the representations and warranties of Seller contained in this Agreement shall fail to be true and correct, or Seller or Edgington shall at any time have failed to perform and comply with all agreements and covenants of Seller or Edgington contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be fulfilled and (ii) shall not have been cured within 30 days of the receipt of written notice thereof by Seller from Purchaser.
     11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 11.1, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, legal and financial advisors, representatives, stockholders or Affiliates; provided, however, that the agreements contained in Section 6.1 (Access to Information), Section 6.10 (Confidentiality), Section 6.11 (Publicity), this Section 11.2 and Article 13 (other than Section 13.1) shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability or damages resulting from any breach of this Agreement prior to the time of such termination. If this Agreement is terminated due to a material breach of this Agreement by Seller or Edgington or due to the failure to satisfy Section 7.1.5, Alon and Purchaser are not then in material breach of this Agreement, Seller and Alon shall instruct, in writing, Regions Bank to deliver the Earnest Deposit to Alon. If this Agreement is terminated for any other reasons, Seller and Alon will instruct, in writing, Regions Bank to deliver the Earnest Deposit to Seller. In the absence of joint instructions to Regions Bank, Seller, Purchaser, Alon or Regions Bank may initiate appropriate litigation for provision of orders by a court of competent jurisdiction, it being understood that the decision of such court shall be based on the terms set forth in this Agreement. In such event, Regions Bank shall act based on a final non-appealable order of such court or the joint instructions of Seller and Purchaser. If Seller receives the Earnest Deposit, neither Purchaser or Alon shall have any further Liability to Seller or Edgington pursuant to this Agreement or the transactions contemplated herein.
ARTICLE 12
DEFINITIONS
     12.1 Definition of Certain Terms. The terms defined in this Article 12, whenever used in this Agreement (including in the Schedules or the Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). Unless the context otherwise requires, (a) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) “or” is disjunctive but not necessarily exclusive, and (d) words in the singular include the plural and vice versa. All references to “$” or dollar amounts will be to lawful currency of the United States of America.
          1060 Forms: the meaning set forth in Section 9.8.
          Accountants: the meaning set forth in Section 3.4.
          Acquisition Proposal: the meaning set forth in Section 6.13.
          Affiliate: with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
          Agreement: the meaning set forth in the preamble.
          Alon: the meaning set forth in the preamble.

          Apex 401(k) Plan: the Apex Oil Company, Inc. Employee Savings Plan.
          Assets: the meaning set forth in Section 1.1.
          Balance Sheet: the meaning set forth in Section 5.1.6.
          Balance Sheet Date: the meaning set forth in Section 5.1.6.
          Business: the meaning set forth in the recitals.
          Business Day: any day other than Saturday, Sunday or a United States federal holiday.
          Closing: the meaning set forth in Section 4.1.
          Closing Date: the meaning set forth in Section 4.1.
          Code: the Internal Revenue Code of 1986, as amended.
          Commercially Reasonable Efforts: means efforts which are commercially reasonable under the circumstances taking into account relevant facts, but such term does not include the provision of any material consideration to any third Person of the suffering of any material economic detriment to a party’s ongoing operations for the taking of any action (including the procurement of any consent) required under this Agreement except for: (i) the cost of gathering or supplying any data or other information or making any filings; (ii) fees and expenses of counsel and consultant; and (iii) customary fees and charges of Governmental Entities or third Persons.
          Common Stock: the meaning set forth in Section 3.1.
          Company ERISA Affiliate: any Person that together with Edgington has been or would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code.
          Confidential Information: the meaning set forth in Section 9.6.
          Confidentiality Agreement: means the Confidentiality Agreement, dated as of October 1, 2005, between Alon and Edgington.
          Consultant: the meaning set forth in Section 6.15.
          Contracts: the meaning set forth in Section 1.2.
          Disclosure Letter: the meaning set forth in Section 5.1.
          DLLCA: the meaning set forth in Section 1.1.
          Earnest Deposit: the meaning set forth in Section 3.2.

          Edgington: the meaning set forth in the preamble.
          Edgington Benefit Plans: the meaning set forth in Section 5.1.19.
          Edgington Securities: any shares of capital stock or other equity interests in, or securities of, Edgington or any securities, rights or obligations convertible into, exchangeable for or exercisable to acquire any securities of Edgington.
          Effective Time: the meaning set forth in Section 4.2.
          Employees: the meaning set forth in Section 9.1.
          Employee Plans: the meaning set forth in Section 5.1.19.
          Environmental Claim: any accusation, allegation, notice of violation, action, claim, Lien, demand, abatement or other order or directive (conditional or otherwise) by any Governmental Entity or any other Person (including any employee or former employee of any contractor or subcontractor of Edgington) for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment (including natural resources), nuisance, pollution, contamination, trespass or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise in, into or onto the environment (including the air, soil, surface water or ground water) at, in, by, from or related to the Real Property or any other property currently or formerly owned, operated or leased by Edgington or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with the Real Property or any other property currently or formerly owned, operated or leased by Edgington or the operation of the Business; or (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits relating to environmental matters connected with the Real Property or any other property currently or formerly owned, operated or leased by Edgington or the operation of the Business.
          Environmental Costs and Liabilities: any and all losses, Liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law or Environmental Claim or any order or agreement now in effect with any Governmental Entity or other Person.
          Environmental Law: any applicable federal, state, local or foreign Law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public and employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.

§ 136, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Federal Safe Drinking Water Act, 42 U.S.C. § 300F, et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.
          Environmental Permit: any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law.
          ERISA: the Employee Retirement Income Security Act of 1974, as amended.
          Estimated Inventory Statement: the meaning set forth in Section 3.3.
          Estimated Inventory Value: the meaning set forth in Section 3.3.
          Exceptions: the meaning set forth in Section 6.12.
          Excluded Assets: the meaning set forth in Section 1.2.
          Final Inventory Value: the meaning set forth in Section 3.4.
          Financial Statements: the meaning set forth in Section 5.1.6.
          GAAP: accounting principles generally accepted in the United States of America.
          GBCLM: the meaning set forth in Section 1.1.
          Governmental Entity: the meaning set forth in Section 2.2.
          Governmental Order: any order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Entity.
          Hazardous Material: any substance, material or waste which is regulated by any Governmental Entity under any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.
          HSR Act: the meaning set forth in Section 5.1.3.
          Huntington: the meaning set forth in Section 2.2.
          Indebtedness: with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations for cash overdrafts, (iii) all obligations of such Person for the deferred purchase price of property or services, (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all Indebtedness of others referred to in clauses (i) through (vii) guaranteed by such Person, and (ix) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          Indemnifiable Losses: the meaning set forth in Section 10.2.
          Indemnifiable Title Losses: the meaning set forth in Section 10.5.
          Indemnifying Party: the meaning set forth in Section 10.2.
          Indemnitee: the meaning set forth in Section 10.2.
          Intellectual Property: the meaning set forth in Section 1.1.5.
          Inventories: the meaning set forth in Section 1.1.2.
          Inventory Service: the meaning set forth in Section 3.4.
          Inventory Statement: the meaning set forth in Section 3.4.
          “knowledge of Seller”: the actual knowledge, after due inquiry, of any officer of Seller or Edgington, or of any other management personnel of Seller or Edgington with direct responsibility for the mater to which the representation or warranty is being made.
          Law: the meaning set forth in Section 2.2.
          Leased Real Property: the meaning set forth in Section 1.1.6.
          Liabilities: any debt, liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.
          Lien: any mortgage, pledge, deed of trust, lien (including environmental and tax liens), hypothecation, charge, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, preferential arrangement, option, easement, covenant, encroachment or other adverse claim of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          Material Adverse Effect: a material adverse effect, whether or not limited in duration, on the business, operations, properties, assets, liabilities, financial condition, results of operations or prospects of Edgington, but shall exclude any material adverse effect arising out of (i) any changes in United States general economic or securities markets conditions, (ii) any changes that effect the asphalt refining and marketing industry in general, and (iii) any changes resulting from any joint announcement of this Agreement by the parties hereto or the consummation of the transactions contemplated hereby.
          Merger: the meaning set forth in Section 1.1.
          Merger Consideration: the meaning set forth in Section 3.2.
          Organizational Documents: with respect to any Person that is a corporation, its articles or certificate of incorporation and bylaws, and with respect to any Person that is a limited liability corporation, its certificate of formation and limited liability company agreement.
          Owned Real Property: the meaning set forth in Section 1.1.6.
          Per Share Consideration: an amount equal to the Merger Consideration divided by the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time.
          Permits: the meaning set forth in Section 1.1.7.
          Permitted Liens: such of the following: (i) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable; (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens imposed by Law arising in the ordinary course of business securing obligations that are not overdue; (iii) Real Property Leases; (iv) any reservations, restrictions, easements, encroachments or rights of way which are of record and which, individually or in the aggregate, do not materially detract from the value, or impair in any material manner, the current use of the property subject thereto; and (v) any additional encumbrances (which are not Liens) appearing in Schedule B to the Title Commitments (other than standard printed exceptions) and not objected to in writing by Purchaser within ten Business Days after receipt by Purchaser thereof.
          Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.
          Physical Inventory: the meaning set forth in Section 3.4.
          Pipeline Easements: the meaning set forth in Section 1.1.6.
          PLL Policy: the meaning set forth in Section 6.15.
          Pre-Existing Environmental Matters: the meaning set forth in Section 6.15.
          Products: the meaning set forth in the recitals.

          Purchaser: the meaning set forth in the preamble.
          Qualified Insurer: means ACE Environmental Risk, XL Specialty Risk Control and American International Specialty Lines Insurance Company, each of which has signed a confidentiality agreement with Edgington, and each of such insurer’s respective affiliates and reinsurers (including, without limitation, Indian Harbor, an affiliate of XL Specialty Risk Control).
          Real Property: the meaning set forth in Section 1.1.6.
          Real Property Leases: the meaning set forth in Section 1.1.6.
          Release: any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.
          Remedial Action: all actions, including any capital expenditures, required or voluntarily taken to (i) clean up remove, treat, or in any other way address any Hazardous Material or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by Edgington and the facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.
          Retained Liabilities: the meaning set forth in Section 2.2.
          Seller: the meaning set forth in the preamble.
          Seller Guaranty: the meaning set forth in Section 9.10.
          Shares: the meaning set forth in the recitals.
          Subsidiary: with respect to any Person (other than a natural Person) means any other Person of which (i) the first mentioned Person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.
          Surviving Corporation: the meaning set forth in Section 1.1.
          Tangible Personal Property: the meaning set forth in Section 1.1.3.
          Tax or Taxes: all federal, state, local, and foreign taxes, fees, levies or other assessments, including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, transfer, license, unemployment, payroll and franchise taxes, and such term shall include any interest, penalties, or additions to tax attributable to such taxes, fees, levies or other assessments, imposed by any Tax Authority.
          Tax Authority: the IRS and any other domestic or foreign governmental authority or subdivision or agency responsible for the administration of any Taxes.
          Tax Returns: all federal, state, local, and foreign tax returns, declarations, statements, reports, claims for refund, forms, and information returns, including any schedule or attachment thereto, and including any amendments thereof.
          Termination Date: the meaning set forth in Section 11.1.
          Third Party Claim: the meaning set forth in Section 10.2.
          Title Commitments: the meaning set forth in Section 6.12.
          Title Company: the meaning set forth in Section 6.12.
          WARN Act: the U.S. Workers Adjustment and Retraining Notification Act of 1988.
          Year-End Financial Statements: the meaning set forth in Section 5.1.6.
ARTICLE 13
MISCELLANEOUS PROVISIONS
     13.1 Specific Performance. The parties recognize that if Seller refuses to consummate the Merger in accordance with the provisions of this Agreement, monetary damages alone will not be adequate to compensate Purchaser for its injury. Purchaser shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance with respect to the consummation of the Merger in accordance with the terms of this Agreement. If any action is brought by Purchaser to enforce this Agreement as described in this Section 13.1, Seller shall waive the defense that there is an adequate remedy at Law. In the event of a default by Seller which results in the filing of a lawsuit for damages, specific performances, or other remedies, Purchaser shall be entitled to reimbursement by Seller of reasonable legal fees and expenses incurred by Purchaser.
     13.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax or telegram, as follows:

(a)	If to Seller or Edgington, to:

Apex Oil Company, Inc. 8235 Forsyth Blvd., 4th Floor Clayton, Missouri 63105 Facsimile No.: (314) 889-9603 Attention: Douglas D. Hommert

(b)	If to Alon or Purchaser, to:

Alon USA Energy, Inc. 7616 LBJ Frwy, Suite 300 Dallas, TX 75251 Facsimile No.: (972) 367-3724 Attention: General Counsel
or, in each case, at such other address as may be specified in writing to the other parties hereto.
     13.3 Expenses. Except as otherwise specifically provided in this Agreement, Seller, on the one hand, and Purchaser and Alon, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’ and auditors’ fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected. Purchaser and Alon shall be responsible for all filing fees in connection with the filings required by the HSR Act.
     13.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that (a) nothing in this Agreement is intended to limit Purchaser’s ability to sell or to transfer any or all of the Assets following the Closing Date, and (b) upon notice to Seller, Purchaser may assign or delegate any or all of its rights or obligations under this Agreement; provided that any such assignment does not release Alon or Purchaser from any of its obligations hereunder. Seller agrees to execute acknowledgements of such assignment(s) and collateral assignments in such forms as Purchaser may from time to time reasonably request. In the event of such a proposed assignment by Purchaser, the provisions of this Agreement shall inure to the benefit of and be binding upon Purchaser’s assigns.
     13.5 Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.
     13.6 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder), the Confidentiality Agreement and paragraph 11 (solely to the extent relating to Regions Bank, as Agent) of the “Proposed Terms” dated March 24, 2006 executed by Alon, Seller, Edgington and Regions Bank constitute the entire agreement of the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     13.7 Rights of the Parties. Except as provided in Article 10 or in Section 13.4, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.
     13.8 Brokers. Alon and Purchaser hereby agrees to indemnify and hold harmless Seller, and Seller hereby agree to indemnify and hold harmless Alon and Purchaser, against any liability, claim, loss, damage or expense incurred by Alon or Purchaser, on the one hand, or Seller or Edgington, on the other hand, relating to any fees or commissions owed to any broker, finder, or financial advisor as a result of actions taken by Alon or Purchaser, on the one hand, or Seller or Edgington, on the other hand.
     13.9 Further Assurances. From time to time, as and when requested by any party, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
     13.10 Governing Law. This Agreement, including the interpretation, construction and validity hereof, shall be governed by the Laws of the state of Texas.
     13.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision. Upon a determination that any provision of this Agreement is prohibited, unenforceable or not authorized, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

     13.12 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or electronic mail is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature on an original document. At the request of any party, any facsimile or electronically mailed document is to be re-executed in original form by the parties who executed the facsimile or electronically mailed document. No party may raise the use of a facsimile machine or electronic device or the fact that any signature was transmitted through the use of a facsimile or electronic device as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.
     13.13 Titles and Headings. Titles and headings to sections herein and the table of contents are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     13.14 Passage of Title and Risk of Loss. The Merger will be deemed effective for tax, accounting and other computational purposes as of 12:01 A.M. (Pacific Time) on the Closing Date.
     13.15 Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
     13.16 No Recourse. Notwithstanding any of the terms or provisions of this Agreement, each of Alon and Purchaser, on the one hand, and Seller and Edgington, on the other hand, agree that neither it nor any Person acting on its behalf may assert any claims or cause of action against any officer or director of the other party (or parties) or stockholder of such other party (or parties) in connection with or arising out of this Agreement or the transactions contemplated hereby.
     13.17 Guaranty. Alon hereby guarantees to Seller the prompt and full discharge by Purchaser of all of Purchaser’s payment and performance obligations under this Agreement in accordance with the terms hereof.
     13.18 Waiver of Punitive and Other Damages and Jury Trial.
          (a) EACH PARTY TO THIS AGREEMENT EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.18.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

APEX OIL COMPANY, INC.

By:	/s/Douglass D. Hommert

Name: Douglass D. Hommert
Title: Executive Vice President

EDGINGTON OIL COMPANY

By:	/s/Douglass D. Hommert

Name: Douglass D. Hommert
Title: Executive Vice President

ALON USA ENERGY, INC.

By:	/s/ David Wiessman

Name: David Wiessman
Title: Executive Chairman

By:	/s/Jeff D. Morris

Name: Jeff D. Morris
Title: President and CEO

EOC ACQUISITION, LLC

By:	/s/ Jeffrey S. Towers

Name: Jeffery S. Towers
Title: Vice President of Typex Acquisitions, Inc.
Managing Member